SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Rule 14a-12.

SUPERIOR FINANCIAL CORP.

(Name of Registrant as Specified In Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

16101 LaGrande Drive  Suite 103

Little Rock, Arkansas 72223

Telephone: (501) 324-7282

July 1, 2003

Dear Superior Stockholder:

Superior Financial Corp., Arvest Holdings, Inc. and AHI Acquisition, Inc. have entered into a merger agreement that will result in Superior becoming a wholly owned subsidiary of Arvest. Arvest is the parent holding company of Arvest Bank, an Arkansas state chartered bank.

If the merger is completed, you will receive $23.75 per share of Superior common stock you own. At $23.75 per share, the cash merger consideration represents a premium of approximately 24.5% over the $19.07 closing price of the Superior common stock on The Nasdaq National Market on May 15, 2003, the day before public announcement of the merger. The receipt of the cash will be taxable to you.

Under the terms of the merger agreement, holders of options to purchase Superior common stock that remain outstanding at the closing of the merger will be entitled to receive for each option cash equal to the difference between $23.75 and the applicable exercise price of the options, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes. All options outstanding as of the closing of the merger will be cancelled.

The merger is subject to several conditions, including obtaining the approval of holders of a majority of the outstanding shares of Superior common stock, receipt of regulatory approvals, and other closing conditions. Assuming all of the conditions of the merger are satisfied, we expect that the closing of the merger will occur in the fall of 2003.

Our board of directors has carefully reviewed and considered the terms and conditions of the proposed merger. Based on this review, our board of directors has unanimously determined that the terms of the merger agreement and merger are fair to and in the best interests of Superior and our stockholders. In making this determination, our board of directors considered, among other things, an opinion received from Stephens Inc., our financial advisor, as to the fairness of the cash merger consideration to be received by our stockholders from a financial point of view. Stephens’ opinion is subject to the various factors and assumptions that are described in its written opinion, which is attached as Annex B to the enclosed proxy statement. Our board of directors has unanimously approved the merger agreement and the merger, and has determined that the merger agreement and merger are advisable, fair to and in the best interests of Superior and its stockholders, and unanimously recommends that you approve and adopt the merger agreement and the merger.

The special meeting to consider and vote upon a proposal to approve and adopt the merger agreement and merger will take place on August 7, 2003, at 10:00 a.m. local time, at our headquarters located at 16101 LaGrande Drive, Suite 103, Little Rock, Arkansas 72223.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you attend the special meeting, you may vote in person even if you previously returned your proxy. To approve the merger agreement and merger, please vote “FOR” the proposal by following the instructions stated on the enclosed proxy card. Your vote is very important regardless of the number of shares of Superior common stock that you own. We urge you to vote “FOR” the merger. If you do not send in your proxy or do not instruct your broker to vote your shares, or if you do not vote at all, it will be the same as if you had voted against the merger.

The enclosed proxy statement provides you with detailed information about the proposed merger. We encourage you to read the entire proxy statement and its annexes carefully.

Sincerely yours,

C. Stanley Bailey

Chairman of the Board

and Chief Executive Officer

The enclosed proxy statement is dated July 1, 2003 and is first being mailed to Superior’s stockholders on or about July 1, 2003.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of this proxy statement. Any representation to the contrary is a criminal offense.

Superior Financial Corp.

16101 LaGrande Drive,  Suite 103

Little Rock, Arkansas 72223

NOTICE

of

SPECIAL MEETING OF STOCKHOLDERS

To Be Held on August 7, 2003

To the Stockholders of Superior Financial Corp.:

We will hold a special meeting of stockholders of Superior Financial Corp., a Delaware corporation, at the company’s headquarters 16101 LaGrande Drive, Suite 103, Little Rock, Arkansas 72223, at 10:00 a.m. local time, on August 7, 2003 for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the merger agreement dated May 15, 2003 and the resulting merger whereby, among other things:

•	A wholly owned subsidiary of Arvest Holdings, Inc. will merge with and into Superior, which will survive the merger and become a wholly owned subsidiary of Arvest Holdings, Inc.;

•	Each outstanding share of Superior common stock, except those shares held by stockholders who are exercising their appraisal rights under Delaware law, will be converted into the right to receive the cash merger consideration of $23.75 per share, without interest; and

•	Each option to purchase Superior common stock that remains outstanding at the closing of the merger will be cancelled and the holder will be entitled to receive cash equal to the difference between $23.75 and the applicable exercise price of the option, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes.

2.	To transact any other business as may properly come before the special meeting or any adjournments or postponements thereof.

AFTER CAREFUL CONSIDERATION, SUPERIOR’S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND MERGER ARE ADVISABLE AND FAIR TO AND IN THE BEST INTERESTS OF SUPERIOR AND ITS STOCKHOLDERS. SUPERIOR’S BOARD OF DIRECTORS HAS UNANIMOUSLY ADOPTED A RESOLUTION APPROVING THE MERGER AGREEMENT AND THE RESULTING MERGER AND UNANIMOUSLY RECOMMENDS THAT THE SUPERIOR STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND MERGER.

Only stockholders of record at the close of business on June 16, 2003 are entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. YOUR VOTE IS VERY IMPORTANT. Approval of the merger agreement and merger proposal described in the attached proxy statement requires the favorable vote of the holders of a majority of the outstanding shares of Superior common stock.

Superior stockholders are entitled to appraisal rights in connection with the merger pursuant to Section 262 of the Delaware General Corporation Law. If Superior stockholders approve the merger agreement, Superior stockholders who elect to demand appraisal of their shares will be entitled to receive the “fair value” of their shares of Superior common stock if they comply with the provisions of Section 262. We have attached a copy of Section 262 of the Delaware General Corporation Law as Annex C to the accompanying proxy statement, and a summary of Section 262 is provided under “The Merger—Appraisal Rights” in the accompanying proxy statement.

Whether or not you expect to be present at the special meeting, please complete, sign, date and return the enclosed proxy card in the pre-addressed envelope provided for that purpose as promptly as possible. No postage is required if your signed and dated proxy card is mailed in the United States. Please do not send in your stock certificates at this time. If the merger is completed, you will receive instructions explaining how to exchange your shares for the cash merger consideration.

By Order of the Board of Directors,

C. Stanley Bailey

Chairman of the Board

and Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE MERGER

Below are brief answers to frequently asked questions concerning the merger and the special meeting. These questions and answers do not, and are not intended to, address all the information that may be important to you. You should read the summary and the remainder of this proxy statement and its annexes carefully.

Q:	What effect will the merger have on Superior?

A:	After the merger is completed, 100% of the Superior Financial Corp. common stock will be owned by Arvest Holdings and the stock will no longer be publicly traded.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will receive the cash merger consideration equal to $23.75, without interest, in exchange for each share of the Superior common stock that you own at the time of the merger. The cash merger consideration represents a premium of approximately 24.5% over the $19.07 closing price of the Superior common stock on The Nasdaq National Market on May 15, 2003, the business day prior to the public announcement of the merger agreement.

Q:	What is the effect of the merger on Superior stock options?

A:	Under the terms of the merger agreement, each option to purchase our common stock that is outstanding immediately prior to the completion of the merger will be canceled, and each holder of such option will become entitled to receive a cash payment in an amount equal to the excess of $23.75 over the exercise price of such option, multiplied by the number of shares of our common stock covered by such option, less any applicable withholding taxes.

Q:	What is the board of directors’ recommendation?

A:	Our board of directors recommends that you vote “FOR” approval of the merger agreement and merger proposal. Our board of directors has unanimously:

•	Adopted the merger agreement and the resulting merger;

•	Determined that the merger agreement and merger are advisable and are fair to, and in the best interests of, Superior and its stockholders; and

•	Recommended the merger agreement and merger proposal.

In making this determination, our board of directors carefully reviewed and evaluated the terms and conditions of the merger agreement and the merger. The board of directors also considered the opinion of Superior’s financial advisor, Stephens Inc., as to the fairness of the merger consideration to be received by our stockholders from a financial point of view.

Q:	What am I being asked to vote upon?

A:	You are being asked to vote to approve the merger agreement and the resulting merger.

Q.	What vote of stockholders is required to approve the merger agreement and merger proposal?

A:	The merger agreement and merger proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of the Superior common stock. Proxies returned to us, if properly signed and dated but not marked to indicate your voting preference, will be counted as votes “FOR” approval of the merger agreement and merger. If you do not return your proxy, properly signed and dated, or attend the special meeting and vote in person, this will have the same effect as a vote “AGAINST” approval of the merger agreement and merger.

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Q.	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, you should complete, date and sign your proxy card and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting, even if you plan to attend the meeting in person.

Q.	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote by sending to us a later dated, signed proxy card or a written revocation before the special meeting or, if you are a record owner, by attending the special meeting and voting in person. Your attendance at the special meeting will not, by itself, revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your vote.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	No. Your broker will vote your shares only if you provide instructions on how you desire to vote. You should follow the procedures provided by your broker as to how to vote your shares and be sure to provide your broker with instructions. Without instructions, your shares will not be voted, which will have the same effect as a vote against the adoption of the merger agreement and the merger.

Q:	What happens if I do not send in my proxy, if I do not instruct my broker to vote my shares or if I abstain from voting?

A:	If you do not send in your proxy, if you do not instruct your broker to vote your shares, or if you abstain from voting, it will have the same effect as a vote against the merger proposal.

Q:	Should I send my stock certificates now?

A:	No. If the merger is completed, you will receive written instructions for exchanging your Superior common stock certificates for the cash merger consideration.

Q:	When do you expect the merger to be completed?

A:	We are working to complete the merger as quickly as possible. We plan to complete the merger shortly after we receive stockholder and regulatory approvals for the merger, which we anticipate will result in a closing in the fall of 2003, although there can be no assurances that we will be able to do so.

Q:	What are the U.S. federal income tax consequences of the merger?

A:	The merger will be a taxable transaction to you for federal income tax purposes. A summary of the possible tax consequences appears on page 22 of this proxy statement. You should consult your tax advisor regarding the specific tax consequences of the merger to you based on your particular circumstances.

Q:	May I exercise appraisal rights in the merger?

A:	Yes. Our stockholders of record are entitled to exercise appraisal rights if they do not vote in favor of the merger agreement and if they comply with the procedures set forth in Section 262 of the Delaware General Corporation Law, or the DGCL. A copy of Section 262 of the DGCL is attached to this proxy statement as Annex C. Please read it carefully.

Q:	Who can help answer my questions?

A:	If you have additional questions about the merger or would like additional copies of the proxy statement, you should call Robert Kuehl, the company’s corporate secretary, at (501) 324-7255.

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SUMMARY OF TERMS OF THE MERGER

This summary contains selected information from this proxy statement regarding the proposed merger and may not contain all of the information that is important to you. To understand the merger fully, we strongly encourage you to read this entire proxy statement carefully, including the annexes, and the documents referred to in this proxy statement. See also “Where You Can Find More Information” on page 37. We have included parenthetical references to pages in other portions of this proxy statement containing a more detailed description of the topics presented in this summary.

The Parties to the Merger (See page 7)

Superior Financial Corp.

Superior Financial Corp.

16101 LaGrande Drive, Suite 103

Little Rock, Arkansas 72223

Telephone: (501) 324-7282

Superior Financial Corp. is a unitary savings and loan holding company organized under the laws of Delaware and headquartered in Little Rock, Arkansas. Superior’s principal subsidiary is Superior Bank, a federally chartered thrift institution. Superior Bank operates 68 full service branch and loan production offices in Arkansas, Oklahoma and Alabama. Superior’s common stock is designated for trading on The Nasdaq National Market under the symbol “SUFI”.

Arvest Holdings, Inc.

Arvest Holdings, Inc.

125 W. Central Avenue, Suite 218

Bentonville, Arkansas 72712

Telephone: (479) 464-1500

Arvest Holdings, Inc., with its headquarters in Bentonville, Arkansas, is a bank holding company organized under the laws of Arkansas. It is a subsidiary of Arvest Bank Group, Inc., an Arkansas bank holding company. The principal subsidiary of Arvest Holdings is Arvest Bank, an Arkansas state chartered bank. Arvest Bank operates 133 branches in Arkansas, Oklahoma and Missouri. The stock of neither Arvest Holdings nor Arvest Bank Group is publicly traded.

AHI Acquisition, Inc.

AHI Acquisition, Inc.

125 W. Central Avenue, Suite 218

Bentonville, Arkansas 72712

Telephone: (479) 464-1500

AHI Acquisition, Inc. is a wholly owned subsidiary of Arvest Holdings organized under the laws of Delaware solely for the purposes of completing the proposed merger. AHI Acquisition will not be the surviving corporation in the merger.

The Special Meeting (See page 7)

Date, Time and Place

The special meeting will take place on August 7, 2003, at 10:00 a.m., local time, at our headquarters located at 16101 LaGrande Drive, Suite 103, Little Rock, Arkansas 72223.

Record Date; Voting Power

You are entitled to vote at the special meeting if you owned shares of Superior common stock as of the record date for the special meeting, which was the close of business on June 16, 2003. For each share of Superior common stock owned on that date, Superior stockholders will have one vote at the special meeting.

On June 16, 2003, there were 8,282,538 shares of Superior common stock outstanding.

Required Quorum and Required Vote

The holders of a majority of the shares of Superior common stock entitled to vote at the special meeting must be present, in person or represented by proxy, at the special meeting for a quorum to be present. The merger requires the affirmative vote of a majority of all of the shares of Superior common stock entitled to vote at the special meeting. If you fail to vote or abstain from voting, it will have the same effect as a vote against the merger.

Voting of Proxies

All shares of our common stock represented by properly signed and dated proxies that are received prior to or at the special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. If a stockholder does not indicate any instructions on a properly signed and dated proxy, that proxy will be voted FOR the adoption of the merger agreement and the merger.

We are not aware of any other matters other than adoption of the merger agreement and merger to be brought before the special meeting. If, however, any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote on those matters in accordance with their best judgment.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the special meeting by:

•	executing a later-dated proxy relating to the same shares and delivering it to Superior’s secretary before the taking of the vote at the special meeting;

•	filing with Superior’s secretary, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy; or

•	if you are a record holder, attending the special meeting and voting in person.

To vote in person at the special meeting, stockholders of record must attend the special meeting and cast their votes in accordance with the voting procedures established for the special meeting. Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered before the taking of the vote at the special meeting as follows to: Superior Financial Corp., 16101 LaGrande Drive, Suite 103, Little Rock, Arkansas 72223, telecopy: (501) 324-7254, Attention: Robert Kuehl, Corporate Secretary. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your vote.

The Merger

Description of the Merger (See page 10)

In the merger, AHI Acquisition, Inc. will merge with and into Superior, and Superior will be the surviving company.

If the merger is completed, you will receive the merger consideration of $23.75 in cash in exchange for each share of Superior common stock that you own at the time of the merger. Holders of options to purchase Superior common stock that remain outstanding at the closing of the merger will receive for each option cash equal to the difference between $23.75 and the applicable exercise price of the options, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes. All outstanding options as of the effective date of the merger will be cancelled.

The merger is subject to several conditions. We strongly encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the legal document that governs the merger.

We are working to complete the merger as soon as possible. We anticipate completing the merger in the fall of 2003, subject to receipt of stockholder approval, regulatory approvals and satisfaction of other conditions to closing, including those described in “The Merger Agreement—Conditions to the Merger.” See “The Merger Agreement—Effective Time of the Merger.”

Background of the Merger; Superior’s Reasons for the Merger (See page 16)

A chronological summary of the material events that resulted in approval of the merger agreement and the resulting merger by our board of directors is set forth in “The Merger—Background of the Merger.”

Our board of directors considered several factors in making its determination to approve and recommend adoption by the stockholders of the merger agreement and the resulting merger, including among others:

•	the current conditions and competitive environment in the financial services industry;

•	Superior’s future prospects, including its ability to compete successfully with larger financial institutions that are able to provide a broader range of products and services;

•	the possibility of alternatives to the merger;

•	Superior’s ability to further enhance stockholder value if it remained independent;

•	the cash merger consideration offered by Arvest and the premium over Superior’s then-current stock price;

•	the terms of the merger agreement, and a comparison of the terms to those in other similar transactions;

•	the opinion received from Stephens Inc., our financial advisor, stating that, as of the date of the opinion and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by our stockholders in the proposed merger was fair, from a financial point of view, to our stockholders;

•	the likelihood of closing a transaction with Arvest; and

•	the impact of the merger on Superior’s customers and employees.

In its consideration of these and other relevant factors when evaluating the merger proposal, Superior’s board of directors did not assign specific or relative weights to any of these factors. Further, individual directors may have weighed the various factors differently than other directors.

Opinion of Superior’s Financial Advisor (See page 12)

Stephens Inc. rendered an opinion to our board of directors on May 15, 2003, as to the fairness, from a financial point of view, of the consideration to be paid to the Superior stockholders. Stephens stated that, as of the date of its opinion and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the consideration is fair, from a financial point of view, to the holders of Superior common stock. In connection with rendering its opinion, Stephens performed analyses of Superior’s present value of discounted cash flows, selected relevant public companies, recent bank and thrift transactions and transaction premiums paid in recent transactions. In addition, Stephens participated in discussions with Superior’s management concerning the business strategy, financial performance and prospects of Superior, and the rationale for the merger.

We have included this opinion in its entirety as Annex B to this document. We urge you to read carefully the opinion in its entirety.

Recommendation of Superior’s Board of Directors (See page 17)

Our board of directors has unanimously approved the merger agreement and the resulting merger and determined that the merger agreement and merger are advisable and are fair to, and in the best interests of, Superior and its stockholders. After careful review and consideration, our board of directors unanimously recommends that Superior stockholders vote “FOR” the approval of the merger agreement and merger proposal.

Stock Options (See page 29)

Each holder of an option to purchase Superior common stock that is outstanding immediately prior to completion of the merger will be entitled to receive, in exchange for the cancellation of the option, an amount in cash equal to the excess of $23.75 over the exercise price per share of Superior common stock subject to the option, multiplied by the number of shares of Superior common stock subject to the outstanding portion of the option. The payment of cash to option holders will be made net of applicable withholding taxes.

Interests of Certain Directors and Officers in the Merger (See page 17)

Some of the directors and officers of Superior have interests in the merger in addition to their interests as stockholders generally, including the following:

•	C. Stanley Bailey, Superior’s Chairman and Chief Executive Officer, C. Marvin Scott, Superior’s President and Chief Operating Officer and Rick D. Gardner, Superior’s Chief Administrative Officer, have entered into certain Cancellation Agreements and Employment, Consulting and Non-Competition Agreements that will replace, effective as of the completion of the merger, their existing employment agreements and contractual employment arrangements;

•	some employees of Superior will be entitled to severance and/or change-in-control payments, under certain circumstances;

•	some of the officers, directors and employees of Superior will benefit from the acceleration of vesting of options under Superior’s Long Term Incentive Plan and certain change-in-control agreements; and

•	directors and officers of Superior are entitled to indemnification in certain circumstances pursuant to provisions in the merger agreement.

For a detailed description of these differences, you should refer to “The Merger—Interests of Directors and Officers in the Merger that Differ from Yours.”

U.S. Federal Income Tax Considerations (See page 22)

The cash received by the Superior stockholders in exchange for the Superior common stock will be taxable to Superior stockholders for U. S. federal income tax purposes. In general, each stockholder will recognize a capital gain or loss equal to the difference, if any, between the cash payment received and the stockholder’s tax basis in the shares surrendered in the merger.

The U.S. federal income tax consequences are summarized under the heading “U.S. Federal Income Tax Considerations.” Tax matters are very complex and the tax consequences of the merger to you could vary depending on your own situation. We urge you to consult your tax advisors for a full description of any tax consequences of the merger to you.

Regulatory Requirements (See page 23)

The merger is subject to a number of regulatory approvals under federal law. While Superior and Arvest believe that Arvest will be able to obtain these regulatory approvals in a timely manner and without burdensome conditions, there can be no assurances that it will be able to do so.

Appraisal Rights (See page 23)

A holder of Superior shares will be entitled to an appraisal of the fair value of the holder’s shares under Delaware law if the stockholder does not vote in favor of the merger and follows the other procedures specified by Section 262 of the Delaware General Corporation Law. That section requires, among other things, a stockholder intending to exercise his or her appraisal rights to notify Superior of that intention in writing prior to the special meeting.

Any stockholder who returns a signed and dated proxy but fails to provide instructions as to the manner in which the stockholder’s shares are to be voted will be deemed to have voted in favor of the merger agreement and merger and will not be entitled to exercise appraisal rights.

For a more complete description of these appraisal rights, please see “The Merger—Appraisal Rights.”

Principal Provisions of the Merger Agreement (See page 26)

The merger agreement contemplates the merger of a wholly owned subsidiary of Arvest with and into Superior, with Superior surviving the merger. Upon the completion of the merger, Superior will become a wholly owned subsidiary of Arvest. The merger will become effective as of the date and time that the certificate of merger is filed with the Delaware Secretary of State or such other date and time specified in the certificate of merger.

The merger agreement contains representations and warranties by Superior and by Arvest that are customary for agreements of this nature. The merger agreement also contains customary covenants. Some of the covenants include Superior’s covenant to carry on its business in the same manner as it has done prior to the date of the merger agreement and to obtain Arvest’s consent before engaging in certain activities. In addition, Superior has agreed to provide Arvest with notice of certain developments in its business.

The completion of the merger depends on a number of conditions being satisfied, including the following:

•	the merger agreement and merger have been approved by the vote of the holders of a majority of the outstanding shares of Superior common stock;

•	all material consents and approvals have been obtained;

•	all regulatory approvals have been obtained without a condition which would materially impact the benefits of the transaction to Arvest;

•	the absence of any legal restraint blocking the merger;

•	Superior’s and Arvest’s representations and warranties to each other, as set forth in the merger agreement, are true and correct, except where the failure to be true and correct would not have a material adverse effect on Superior or Arvest, respectively;

•	Superior and Arvest have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger;

•	no more than 5% of our stockholders demand appraisal rights;

•	the absence of a material adverse change in the business of Superior since the date of the merger agreement; and
•	the absence of a material adverse change in certain pending litigation.

If applicable law permits, either party could choose to waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

Until the effective time of the merger or until the merger agreement is terminated, we have agreed not to solicit, initiate, encourage or induce any offers or proposals with respect to, or participate in any discussions or negotiations regarding, or furnish any non-public information to, or engage in discussions with, any person relating to any merger or other specified similar transaction involving us, except as described below. We may, however, provide information to, or engage in discussions or negotiations with, any person who has made a superior offer (as defined on page 29) that did not result from a breach of the non-solicitation provisions of the merger agreement.

Prior to adoption of the merger agreement by our stockholders, we may terminate the merger agreement and enter into an agreement with another potential acquirer with respect to a superior offer only if, among other things, our board of directors has determined in good faith that such action is necessary to comply with its fiduciary duties. However, we cannot terminate the merger agreement until we have paid Arvest a termination fee equal to $6,345,000 and until two days have elapsed following delivery to Arvest of our written notice specifying the material terms and conditions of the superior offer.

The merger agreement may also be terminated at any time before the merger is completed upon the occurrence of certain events described in the merger agreement.

Superior Financial Corp. Stock Price (See page 34)

Superior’s common stock is traded on The Nasdaq National Market under the symbol “SUFI.”

On May 15, 2003, the business day prior to public announcement of the merger agreement, the closing price per share of the Superior common stock was $19.07 as reported by The Nasdaq National Market. On June 25, 2003, the most recent practicable date prior to the mailing of this proxy statement, the closing price per share of the Superior common stock was $23.62 as reported by The Nasdaq National Market. We urge stockholders to obtain a current quotation. See “Price Range of Superior Common Stock and Dividend Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Superior cautions you that certain important factors may affect Superior’s actual results and could cause such results to differ materially from any forward-looking statements that may be deemed to have been made in this proxy statement or that are otherwise made by it or on its behalf. For this purpose, any statements contained in this proxy statement that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Factors that may affect Superior’s results include, but are not limited to, the failure of any of the conditions precedent to the merger being satisfied and those described from time to time in Superior’s filings with the SEC.

THE PARTIES TO THE MERGER

Superior Financial Corp.

Superior Financial Corp. is a unitary savings and loan holding company organized under the laws of Delaware and headquartered in Little Rock, Arkansas. Superior’s principal subsidiary is Superior Bank, a federally chartered thrift institution. Superior Bank operates 68 full service branch and loan production offices in Arkansas, Oklahoma and Alabama. Superior’s common stock is designated for trading on The Nasdaq National Market under the symbol “SUFI”.

Superior Bank conducts a traditional commercial banking business and offers services that include personal and business checking accounts and time deposits, money market accounts, and regular savings accounts. Superior Bank engages in a wide range of lending activities and offers commercial loans, consumer loans, residential and non-residential mortgage loans, and construction loans.

Arvest Holdings, Inc.

Arvest Holdings, Inc., with its headquarters in Bentonville, Arkansas, is a bank holding company organized under the laws of Arkansas. It is a subsidiary of Arvest Bank Group, Inc., an Arkansas bank holding company. The principal subsidiary of Arvest Holdings is Arvest Bank, an Arkansas state chartered bank. Arvest Bank operates 133 branches in Arkansas, Oklahoma and Missouri. The stock of neither Arvest Holdings nor Arvest Bank Group is publicly traded.

AHI Acquisition, Inc.

AHI Acquisition, Inc. is a subsidiary of Arvest Holdings organized under the laws of Delaware solely for the purposes of completing the proposed merger. AHI Acquisition will not be the surviving corporation in the merger.

THE SPECIAL MEETING

We are furnishing this proxy statement to Superior stockholders in connection with the solicitation of proxies by Superior’s board of directors for a special meeting of its stockholders, and at any adjournments or postponements of the special meeting.

Where and When the Special Meeting Will Be Held

The special meeting will be held at the company’s headquarters at 16101 LaGrande Drive, Suite 103, Little Rock, Arkansas 72223, at 10:00 a.m., local time, on August 7, 2003.

Purpose of the Special Meeting

At the special meeting, Superior stockholders will consider and vote upon a proposal to approve the merger agreement and the resulting merger, and such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting. A copy of the merger agreement is attached to this proxy statement as Annex A.

Record Date; Voting Power

Currently, the only outstanding voting securities of Superior are shares of Superior common stock. Only holders of record of Superior common stock on the record date, June 16, 2003, are entitled to notice of and vote at the special meeting. Each holder of record, as of the record date, of Superior common stock is entitled to cast one vote per share. On the record date, there were 8,282,538 shares of Superior common stock outstanding and entitled to be voted at the special meeting. These outstanding shares are held by approximately 1,125 stockholders of record.

Required Quorum and Required Vote

The holders of a majority of the outstanding shares of Superior common stock must be present, in person or represented by proxy, at the special meeting for a quorum to be present. The affirmative vote of a majority of the shares of Superior common stock outstanding on the record date is required for approval of the merger agreement and merger.

If you fail to vote or abstain from voting, it will have the effect of a vote against the merger.

Voting of Proxies

All shares of Superior common stock represented by properly signed and dated proxies that are received prior to or at the special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. If a stockholder does not indicate any instructions on a properly signed and dated proxy, that proxy will be voted “FOR” the approval of the merger agreement and merger.

Superior does not expect any other matters other than approval of the merger agreement and merger to be brought before the special meeting. If, however, any other matters are properly presented at the special meeting for consideration, the persons named in the enclosed form of proxy, and acting under that proxy, will have discretion to vote on those matters in accordance with their best judgment.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted. Proxies may be revoked by:

•	executing a later-dated proxy relating to the same shares and delivering it to Superior’s secretary before the taking of the vote at the special meeting;

•	filing, including by telecopy, with Superior’s secretary, before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the date of the proxy or a later-dated proxy relating to the same shares; or

•	if you are a record holder attending the special meeting and voting in person.

In order to vote in person at the special meeting, stockholders must attend the special meeting and cast their votes in accordance with the voting procedures established for the special meeting. Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy must be sent so as to be delivered at or before the taking of the vote at the special meeting as follows to: Superior Financial Corp., 16101 LaGrande Drive, Suite 103, Little Rock, Arkansas 72223, telecopy: (501) 324-7254, Attention: Robert Kuehl, Corporate Secretary. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change your vote.

Superior stockholders who require assistance in changing or revoking a proxy should contact the person at the address or phone number provided in this proxy statement under the caption “Who Can Help Answer Your Questions.”

Abstentions; Broker Non-Votes

Approval of the merger agreement and merger requires an affirmative vote of the majority of all outstanding shares of Superior common stock. As a result, an abstention will have the same effect as a vote against the merger agreement and merger. The failure of a Superior stockholder to return a proxy will also have the same effect as a vote against the merger agreement and merger.

Under applicable rules, brokers who hold shares in street name for customers have the authority to vote on some routine proposals when they have not received instructions from beneficial owners. Broker “non-votes” occur because under these rules, brokers are not permitted to vote on non-routine matters such as the merger agreement and merger. Therefore, without specific instructions from the beneficial owner of shares held in street name, brokers are not permitted to vote those shares for the approval of the merger agreement and merger. If you do not instruct your broker how to vote your shares, the shares will be counted for purposes of determining the presence of a quorum, but will otherwise have the effect of a vote against the merger agreement and merger.

Solicitation of Proxies; Payment of Expenses

Superior will bear the cost of soliciting proxies for the special meeting and of printing and mailing of this proxy statement. In addition to solicitation by mail, Superior’s directors, officers and other employees may solicit proxies in person, or by telephone, telecopy or other means of electronic communication. Superior has retained the firm of Georgeson & Co. to solicit street-name holders and will pay such firm a fee of $6,500 plus out of pocket expenses. Superior will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Superior will, upon written request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing. To the extent necessary in order to ensure sufficient representation at the special meeting, Superior may request the return of proxy cards by telecopy. The extent to which this will be necessary depends entirely upon how promptly proxies are received. We urge stockholders to mail completed proxies without delay.

Adjournments or Postponements

Although it is not expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice, including by an announcement made at the special meeting, with the approval of the holders of a majority of the shares of Superior’s common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any signed proxies received by Superior will be voted in favor of an adjournment or postponement in these circumstances unless a written note on the proxy by the stockholder directs otherwise. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Superior stockholders who have already sent in their proxies to revoke them at any time before they are used.

Stock Certificates

Do not send your Superior common stock certificates with your proxy cards.     Promptly after the merger, the paying agent for the merger will send a transmittal letter to you with instructions for surrendering your Superior common stock certificates in exchange for the cash merger consideration.

THE MERGER

While we believe that the following description summarizes the material terms of the merger, this summary may not contain all the information that is important to you. To understand the merger fully, we strongly encourage you to read this entire proxy statement and its annexes carefully, and the other documents to which we have referred you.

Description of the Merger

The boards of directors of Superior and Arvest have adopted a merger agreement whereby Superior will become a subsidiary of Arvest. If the merger agreement and merger are approved, a newly formed merger subsidiary will be merged with and into Superior, and Superior will be the surviving company in the merger. We strongly encourage you to read carefully the merger agreement in its entirety, a copy of which is attached as Annex A to this proxy statement, because it is the legal document that governs the merger.

If the merger is completed, you will receive the cash merger consideration equal to $23.75, without interest, in exchange for each share of Superior common stock that you own at the time of the merger. Holders of options to purchase Superior common stock that remain outstanding at the closing of the merger will be entitled to receive for each option cash equal to the difference between $23.75 and the applicable exercise price of the options, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes. All options outstanding as of the closing of the merger will be cancelled.

The merger will terminate the interests of all Superior stockholders in Superior’s common stock. Arvest will become the sole stockholder of Superior and the sole beneficiary of any earnings and growth of Superior following the merger. As a result, following the merger, Superior stockholders and holders of options will no longer benefit from any increase in Superior’s value nor will they bear any risk of a decrease in Superior’s value.

Superior’s common stock is currently registered under the Securities Exchange Act of 1934 and is designated for trading on The Nasdaq National Market under the symbol “SUFI.” Following the merger, Superior’s common stock will be delisted from The Nasdaq National Market and will no longer be publicly traded, and the registration of Superior’s common stock under the Securities Exchange Act of 1934 will be terminated.

Background of the Merger

Beginning in late 2000, as a result of informal discussions between Stan Bailey, Chairman and C.E.O. of Superior, and several regional banks, including Arvest, management of Superior preliminarily explored the possibility of a business combination with another financial institution. Superior engaged Stephens Inc. to serve as the company’s financial advisor in connection with such discussions or any potential merger proposals. Arvest performed preliminary due diligence in December of 2000, but no agreement could be reached as to a number of preliminary issues and price, and discussions were terminated at that time.

During 2001 and 2002, management of Superior remained open to discussions of the company’s strategic alternatives with other regional banks. On Superior’s behalf, Stephens suggested the possibility of acquiring Superior to several potential acquirors, sometimes without specifically identifying Superior as a possible target company. Superior had preliminary and informal discussions with two such potential merger partners. None of these communications led to substantive negotiations for the acquisition of Superior.

During this same period, Superior’s management was focused on expanding the company’s franchise primarily in Arkansas and Oklahoma and on reshaping the Superior Bank’s operations, balance sheet, income statement and capital into a configuration more closely resembling those of a commercial bank. By year-end 2002, Superior had accomplished most of its financial and operating objectives in this regard.

In late January 2003, Arvest expressed its renewed interest in Superior and Mr. Bailey promptly discussed the scope of that interest with representatives of Stephens Inc. Informal discussions among Mr. Bailey, Stephens Inc., Jim Walton, Chairman and CEO of Arvest and other senior representatives of Arvest followed over the ensuing weeks. Stephens Inc. supplied Arvest with summary information about Superior on March 15, 2003, subject to a confidentiality agreement. On or about March 17, 2003, senior representatives of Superior and Arvest had several informal conversations about Superior’s strategic alternatives. In an executive session of Superior’s board of directors meeting on March 19, 2003, Mr. Bailey informed the board of Arvest’s renewed interest and the potential for continued discussions. He also informed the board that he would convene the Nominating & Governance Committee if discussions became more substantive. In the following weeks, representatives of Stephens, Superior and Arvest discussed a range of potential prices for Superior stock in a cash-out merger and began to identify issues material to the transaction. As a result of these discussions, on April 25 and 28, 2003, Mr. Bailey requested meetings of Superior’s Nominating & Governance Committee of the Board to report Arvest’s interest in acquiring Superior. Representatives of Stephens Inc. were present at the meetings and engaged in a discussion of the current merger and acquisition environment, bank acquisition valuations, transaction structures and other issues relevant to renewed discussions with Arvest. After deliberation, the Committee authorized management to proceed with discussions with Arvest.

During the following two weeks, representatives of both companies met to discuss material issues to be resolved before the parties could make progress upon the fundamental matters of price and timing of the transactions. These issues included such subjects as technology contracts, credit quality, pending litigation, Superior operating subsidiaries, dividend payments and executive compensation agreements. The parties negotiated with the understanding that failure to reach accord on any one of these issues would preclude an agreement.

On May 9, 2003, Superior’s Nominating & Governance Committee convened to hear a report from Mr. Bailey about the progress of the due diligence and negotiations. Mr. Bailey reported that, while progress had been made on some issues, Arvest had not completed its due diligence and that material issues bearing on a final agreement as to terms and price remained unresolved. The Committee authorized Mr. Bailey to continue the negotiations with the proviso that he was free to terminate the discussions if the parties did not make material progress in the near future.

On May 12, 2003, the parties met in Little Rock with counsel and representatives of Stephens Inc. to resolve remaining issues material to reaching an agreement. The meetings continued without interruption through May 15. During this period, counsel simultaneously negotiated the terms of a definitive agreement.

On May 14, 2003, Superior’s Nominating & Governance Committee met to consider the progress of the discussions. The Committee heard a report from Mr. Bailey detailing progress made on certain material issues and assessing the likelihood of reaching agreement on open issues. The Committee also heard reports from counsel detailing progress on a definitive agreement. Stephens Inc. presented a lengthy report analyzing the transaction and summarizing the pricing and terms of recent comparable transactions. At the conclusion of its deliberations, the Committee authorized Mr. Bailey to conduct discussions with Arvest to resolve the outstanding issues and to report the results at a special board meeting at its earliest availability.

During the remainder of May 14, the parties conducted intense negotiations. Sufficient progress was made in those negotiations so that Superior’s Compensation Committee met on May 15 to approve proposed employment, consulting and non-compete agreements and cancellation agreements for Superior’s executive management contingent upon the execution of a definitive agreement with Arvest. Superior’s board of directors was convened on the afternoon of May 15. At that meeting, Mr. Bailey and Mr. John Steuri, chairman of the Nominating & Governance Committee, reported at length on the history and status of the negotiations. Counsel reviewed in detail the terms of the proposed definitive agreement, and Stephens Inc. presented its analysis of the proposed pricing. Included in the Stephens presentation was an analysis of comparable transactions, as well as an assessment of Superior’s prospects as an independent company. Stephens Inc. orally opined that the transaction as then proposed was fair to the Superior stockholders from a financial point of view.

Members of the board of directors had available to them summaries of the proposed definitive agreement and related documents, extensive supporting materials, including the comparative analyses and draft fairness opinion of Stephens Inc., as well as drafts of the proposed definitive agreement. The directors questioned Mr. Bailey, Mr. Steuri, counsel and representatives of Stephens Inc. closely and at length regarding the pricing, structure and specific terms of the proposed transaction. After lengthy discussion, the board of directors voted unanimously to ratify the earlier decisions of the Compensation Committee and approve the proposed merger and the proposed definitive agreement, subject to Arvest’s agreement as to the final terms. At this meeting, the board of directors also determined that the merger agreement and the merger were advisable, fair to, and in the best interests of our stockholders, and voted unanimously to recommend the adoption of the merger agreement by Superior’s stockholders. On the evening of May 15, 2003, the parties reached agreement that Arvest would acquire Superior for cash merger consideration of $23.75 per share and executed the definitive agreement.

On May 16, 2003, at 7:00 a.m. CDT, Superior and Arvest jointly made the public announcement of the acquisition of Superior.

Opinion of Superior’s Financial Advisor

General

Superior retained Stephens Inc. as its financial advisor and to provide its opinion of the fairness to Superior stockholders from a financial viewpoint of the consideration to be received in the transaction. Stephens is a nationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Superior’s board of directors retained Stephens based upon its reputation and experience in merger transactions, specifically as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions.

On May 15, 2003, Stephens rendered its opinion that, as of such date, the consideration under the merger agreement was fair, from a financial point of view, to Superior stockholders.

The full text of this opinion, which sets forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as Annex B to this proxy statement. Superior’s stockholders are urged to read Stephens’ opinion carefully and in its entirety. Stephens’ opinion is addressed to Superior’s board of directors, and does not constitute a recommendation to any Superior stockholder as to how Superior’s stockholders should vote at the special meeting.

The following summary of Stephens’ opinion is qualified in its entirety by reference to the full text of the opinion. The opinion is directed only to the fairness to Superior stockholders from a financial point of view of the cash consideration and does not address any other aspect of the proposed merger or any related transactions.

In connection with its opinion, Stephens, among other things:

•	Reviewed certain publicly available financial statements and reports regarding Arvest and Superior;

•	Reviewed certain internal financial statements and other financial and operating data, including budgeted financial statements, concerning Superior;

•	Discussed with Superior’s management the operations and future business prospects of Superior, including financial forecasts and the related assumptions of management;

•	Reviewed the reported prices and trading activity for Superior’s common stock;

•	Compared the financial performance of Superior and the prices and trading activity of Superior’s common stock with that of certain other publicly traded banking companies;

•	Considered the financial terms, to the extent publicly available, of certain other transactions in the banking industry;

•	Made inquiries regarding, and discussed the merger, the merger agreement, and other matters related thereto with Superior’s counsel; and

•	Performed such other analyses and considered such other information as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information and financial data that it reviewed. Stephens’ opinion is based upon the information that it reviewed. Stephens inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for its opinion, recognizing that Stephens rendered only an informed opinion and not an appraisal or certification of value. With respect to forecasts of future performance, Stephens relied on consensus analyst estimates for Superior published by Institutional Brokers Estimate System (or “IBES”). Stephens noted that it is not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowance for loan losses, and assumed, with Superior’s consent, that allowances for loan losses for Superior are, in the aggregate, adequate to cover such possible losses. In addition, Stephens did not assume responsibility for reviewing the liabilities of Superior or any individual credit files of their customers or making an independent evaluation, appraisal or physical inspection of the assets or individual properties of Superior. Stephens was not furnished with any of these evaluations or appraisals.

Stephens assumed, with Superior’s consent, that there were no material changes in Superior’s assets, liabilities, financial condition, results of operations, business or prospects since the date of Superior’s last financial statements reviewed by Stephens. Stephens also assumed, with Superior’s consent, that any off-balance sheet activities of Superior including derivatives and other similar financial instruments, if any, would not materially and adversely affect the future financial condition or results of operations of Superior. Stephens further assumed, with Superior’s consent, that in the course of obtaining the necessary regulatory and third party consents for the merger, no restrictions, including any divestiture requirements, amendments or modifications, would be imposed that would have a material adverse effect on the contemplated benefits of the merger, and that the merger will be completed in accordance with the merger agreement and without any waiver by either party of any of the material conditions to its obligations under the merger agreement.

In arriving at its opinion, Stephens performed a variety of financial analyses, the material portions of which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by Stephens. In addition, Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all the factors and analyses, could create a misleading view of the process underlying its analyses. Stephens did not draw any specific conclusions from or with regard to any one method of analysis. However, Stephens did not identify any one method of analysis which failed to support its opinion. The matters considered by Stephens in arriving at its opinion are based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Superior’s and Arvest’s control. Any estimates incorporated in the analyses performed by Stephens are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and these estimated values are inherently subject to uncertainty. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial or summary description. No public company or transaction involving public companies utilized as a comparison is identical to Superior or Arvest.

Accordingly, an analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies utilized in Stephens’ analyses.

Set forth below is a summary of the material analyses performed by Stephens in connection with its opinion delivered to Superior on May 15, 2003.

Offer Valuation

Stephens reviewed the terms of the proposed merger, including the cash consideration per share of $23.75 and the aggregate transaction value offered in the Arvest proposal of approximately $211 million. Stephens calculated the ratio of purchase price to Superior’s last 12 months earnings per share (“E.P.S.”) for the 12 months ended March 31, 2003 and to book value and tangible book value, which resulted in multiples of 13.1x, 1.48x and 2.56x, respectively. Stephens also calculated the core deposit premium of 7.4%, and the tangible core deposit premium of 12.7%.

Analysis of Recent Bank and Thrift Merger Transactions

Stephens reviewed the consideration paid in seven recent bank and thrift regional merger transactions announced between January 1, 2000 and May 14, 2003, with transaction values between $50 million and $1 billion and 20 recent nationwide thrift transactions announced between January 1, 2001 and May 14, 2003 with transaction values between $100 million and $500 million. The regional merger transactions were selected from an area including Arkansas, Louisiana, Mississippi, Missouri, Oklahoma, and Western Tennessee. Based on a cash offer price of $23.75 per share and a transaction value of $211 million, Stephens calculated the following information in its comparable transaction analysis.

	Arvest/ Superior		Recent Regional Bank and Thrift Transactions
			Median		Low		High
Transaction Price to:
Last Twelve Months E.P.S.	13.1	x	13.6	x	12.3	x	19.2	x
Book Value Per Share	1.48	x	1.69	x	1.12	x	2.85	x
Tangible Book Value Per Share	2.56	x	1.78	x	1.31	x	2.85	x
Tangible Core Deposit Premium	12.7%		11.9%		3.9%		21.1%
Premium to Market:
One Day Prior to Merger Agreement	22.9%		26.6%		18.9%		65.7%
30 Days Prior to Merger Agreement	28.4%		43.2%		12.2%		61.8%

	Arvest/ Superior		Recent Nationwide Thrift Transactions
			Median		Low		High
Transaction Price to:
Last Twelve Months E.P.S.	13.1	x	18.6	x	12.5	x	28.4	x
Book Value Per Share	1.48	x	2.02	x	1.28	x	3.32	x
Tangible Book Value Per Share	2.56	x	2.22	x	1.28	x	3.73	x
Tangible Core Deposit Premium	12.7%		15.3%		5.6%		40.3%
Premium to Market:
One Day Prior to Merger Agreement	22.9%		22.1%		-1.3%		65.4%
30 Days Prior to Merger Agreement	28.4%		27.0%		9.8%		72.9%

Stephens noted that the transaction price to E.P.S. and transaction price to book value multiples on transactions have generally declined over the last five years. Stephens indicated that the decline in average transaction multiples is, in its opinion, due primarily to the decline in the number of qualified and interested acquirers of banks or thrifts.

Discounted Cash Flow Analysis

Stephens performed a discounted cash flow analysis to determine a range of present values per share of Superior’s common stock, as of the projected date of closing, assuming Superior continued to operate as a stand-alone entity. This range was determined by adding (1) the present value of the estimated future dividend stream that Superior could be expected to generate over the four year and two month period from October 31, 2003 through 2007, and (2) the present value of the “terminal value” of Superior common stock at the end of the year

2007. To determine a projected dividend stream, Stephens assumed a dividend payout ratio of approximately 25% which is consistent with the current payout ratio. The earnings projections which formed the basis for the dividends and the terminal value were adapted from IBES estimates for 2003, and annual earnings growth rates of 10% (the historical compounded annual cash operating earnings per share growth rate for Superior) and alternatively 8%, for estimating earnings for 2004 through 2007. These projections of earnings and dividends were prepared in consultation with Superior management, and were consistent with their expectations. The “terminal value” of Superior’s common stock at the end of the period was determined by applying price-to-earnings multiples, ranging from 10x to 13x, to projected earnings for 2007. The dividend stream and terminal values were discounted to present values using discount rates of 10% to 14% which Stephens viewed as the appropriate discount rate range for a company with Superior’s risk characteristics. The terminal values and dividends were discounted back to October 31, 2003, which represented Stephens’ estimate of the expected date of closing of the transaction. Based on the above assumptions, the fully diluted stand-alone value of Superior common stock ranged from approximately $17.66 to $27.72 per share.

Comparison of Selected Companies

Stephens reviewed and compared public market multiples and selected financial ratios of Superior to the publicly available corresponding data for a group of selected banks and thrifts which Stephens deemed to be relevant. The group of banks and thrifts selected consisted of Local Financial Corporation, BancFirst Corporation, Coastal Bancorp, Inc., Allegiant Bancorp, Inc., IBERIABANK Corporation, Simmons First National Corporation, Southwest Bancorp, Inc., Great Southern Bancorp, Inc., and Peoples Holding Company.

Based on its review of such information for the banks and thrifts deemed relevant, Stephens determined, in each case based on company data as of or for the last twelve months ended March 31, 2003, and closing stock prices as of May 14, 2003:

•	That, with respect to the ratio of price to earnings per share for the last twelve months ended March 31, 2003, the banks and thrifts comparable to Superior had a median of 12.4x compared to 10.7x for Superior;

•	That, with respect to the multiple of stock price to estimated earnings per share for 2003, the banks and thrifts comparable to Superior, based on estimated earnings per share for 2003 as reported by IBES, had a median of 12.3x compared to 9.7x for Superior;

•	That, with respect to the multiple of stock price to book value, the banks and thrifts comparable to Superior had a median of 1.67x compared to 1.20x for Superior; and

•	That, with respect to the multiple of stock price to tangible book value, the banks and thrifts comparable to Superior had a median of 1.84x compared to 2.09x for Superior.

In rendering its opinion, Stephens considered certain other factors and performed other comparative analyses, including, among other things, analyses of:

•	The historical financial results of Superior;

•	The historical trading prices and volume of the stock of Superior; and

•	The market share and market demographics of Superior.

No other company or transaction used in the above analyses as a comparison is identical to Superior or the proposed merger. Accordingly, an analysis of the results of the above analyses is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the acquisition or public trading multiples of the companies to which Superior and the proposed merger are being compared.

The foregoing is a summary of the material analyses performed by Stephens in connection with its opinion delivered to Superior on May 15, 2003. The summary set forth above does not purport to be a complete description of the analyses performed by Stephens. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. Stephens believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses. In addition, Stephens may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Stephens’ view of the actual values of Superior. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, regulatory, general business and economic conditions and other matters, many of which are beyond the control of Arvest and Superior. The analyses performed by Stephens are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of Stephens’ analysis of the fairness of the consideration to be received from a financial point of view in connection with the delivery of Stephens’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future.

Compensation and Interests of Stephens

Pursuant to the terms of Stephens’ engagement as financial advisor, including rendering its opinion as to the fairness of the proposed transaction, Superior has agreed to pay Stephens a fee equal to approximately 1.00% of the transaction value determined at the time of the announcement of the merger, which amounts to a fee of approximately $2 million, of which $750,000 was payable upon issuance of the fairness opinion, and the balance of which is contingent, and payable on completion of the merger.

Superior also agreed to reimburse Stephens for its out-of-pocket expenses, including reasonable fees and disbursements of its outside legal counsel, incurred in connection with its engagement, and has agreed to indemnify Stephens, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

In the ordinary course of its business, Stephens and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in the equity securities of Superior. In that regard, Stephens is a market maker in Superior’s common stock. Stephens has also provided research coverage on Superior’s common stock.

Superior’s Reasons for the Merger

The board of directors considered a number of factors in making its recommendation to the Superior stockholders to approve the merger agreement and the merger. These factors include the following:

•	The knowledge and review by the board of directors and its advisors of the historical and current business, assets and financial condition of Superior, the prospects for Superior’s business and its ability to compete against larger financial institutions that are able to provide a broader range of products and services;

•	The current conditions and competitive environment in the financial services industry in general and the current trends of consolidation in Superior’s primary markets;

•	Superior’s ability to raise capital in order to support its growth, which the board believed would likely be difficult as a result of conditions in the financial markets;

•	Whether other, better offers could be obtained, taking into account that Arvest’s offer was for cash, and the risk of Arvest’s interest declining in a competitive bidding process;

•	The information provided to Superior’s board of directors by Superior’s officers and advisors regarding the financial terms and other aspects of the merger;

•	The recommendation of Superior’s Nominating & Governance Committee, which had met several times to consider issues raised during negotiations with Arvest;

•	The review of the material terms and conditions of the merger as reflected in the merger agreement, including:

•	the absence of a financing contingency in favor of Arvest;

•	the amount and form of consideration, taking into account that the transaction would be taxable to Superior’s stockholders and that the receipt of cash in exchange for the Superior shares would prevent Superior’s stockholders from sharing in any future growth of the combined companies;

•	the non-solicitation and termination fee provisions included in the merger agreement as a condition to Arvest’s willingness to enter into the merger agreement, and the effect these provisions could have in deterring additional offers by third parties; and

•	the terms of the merger agreement as compared to agreements entered into in other comparable transactions;

•	That the merger consideration represented a premium of 22.9% over the $19.33 closing price of the Superior common stock on May 14, 2003, the day before the board’s decision to approve the merger, and a premium of 28.4% over the price of Superior’s common stock on April 14, 2003, 30 days prior to the board’s decision.

•	Superior’s ability to further enhance stockholder value if it remained independent;

•	The presentation of Stephens Inc., Superior’s financial advisor, to the board of directors at its meeting on May 15, 2003, and the opinion of Stephens Inc., based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, delivered orally at the May 15, 2003, meeting and subsequently confirmed in writing, that the merger consideration is fair from a financial point of view to the holders of Superior common stock (see “Opinion of Superior’s Financial Advisor”);

•	The likelihood of closing a transaction with Arvest;

•	The generally favorable impact the merger is expected to have on Superior’s customers and employees; and

•	Such other matters as the Superior board of directors deemed appropriate or necessary in considering the merger.

In its consideration of these and other relevant factors when evaluating the merger proposal, Superior’s board of directors did not assign specific or relative weights to any of these factors. Further, individual directors may have weighed the various factors differently than other directors.

Recommendation of Superior’s Board of Directors

Our board of directors has unanimously approved the merger agreement and determined that the merger agreement and merger are advisable and are fair to, and in the best interests of, Superior and its stockholders. After careful review and consideration, our board of directors unanimously recommends that Superior stockholders vote “FOR” approval of the merger agreement and the resulting merger.

Interests of Directors and Officers in the Merger that Differ from Yours

In considering the recommendation of Superior’s board of directors with respect to the merger agreement and merger, you should be aware that Superior’s directors and officers have interests in the merger that are different from your interests as a stockholder. The board of directors was aware of and considered these actual and potential conflicts of interest. These interests include those described below.

Other than as described herein, no director or officer of Superior, and no associate of any such person, has any substantial interest, direct or indirect, in the merger, other than an interest arising from the ownership of Superior common stock, in which case the director or officer receives no extra or special benefit not shared on a pro rata basis by all other Superior stockholders.

Senior Management Agreements.

In connection with the merger, three members of senior management have entered into the agreements described below. The following descriptions are summaries only of the material terms of the agreements.

Employment, Consulting And Noncompetition Agreements with Messrs. Bailey, Scott and Gardner

Simultaneously with the execution of the merger agreement, Messrs. Bailey, Scott, and Gardner were required to execute Employment, Consulting and Noncompetition Agreements with Arvest and Superior. Pursuant to the agreements, these officers agreed to serve as full-time employees of Superior for a 90-day period following the effective time of the merger. At that time, their employment will cease and they will provide consulting services for a two year period.

During the 90-day employment period, Messrs. Bailey, Scott and Gardner will receive monthly base compensation in the following amounts: $43,750 to Mr. Bailey, $33,750 to Mr. Scott and $21,250 to Mr. Gardner, which amounts were determined based on their current base salaries and target bonuses. In addition, during the 90-day employment period, Messrs. Bailey, Scott and Gardner will be entitled to participate in employee benefit plans and programs (other than cash or equity-based incentive plans or programs) of Superior generally made available to senior executives of Superior as made available from time to time. During the two year consulting term, Messrs. Bailey, Scott and Gardner will receive an annual consulting fee in the following amounts: for the first year, $105,000 to Mr. Bailey, $81,000 to Mr. Scott and $51,000 to Mr. Gardner, and for the second year, $52,500 to Mr. Bailey, $40,500 to Mr. Scott and $25,500 to Mr. Gardner, which amounts were determined based on 20% (for the first year) and 10% (for the second year) of their current base salaries and target bonuses. The officers will only be reimbursed for their reasonable and necessary business expenses incurred in connection with such consulting services.

The officers are not permitted to voluntarily terminate the Employment, Consulting and Noncompetition Agreement during the 90-day employment period, and must give at least 90 days advance written notice of any voluntary termination of consulting services. If the officer’s obligation to provide consulting services is terminated by Arvest or Superior without cause, or by reason of the officer’s death or disability, then the officer (or his estate) will continue to receive the payments that would have been made to the officer had his obligation to provide services not been terminated.

The terms of each Employment, Consulting and Noncompetition Agreement also provide that each of Messrs. Bailey, Scott and Gardner will not disclose confidential information of Arvest or Superior or any confidential information of or relating to any customers, suppliers or contractors of Arvest or Superior, and any other third parties with which Arvest or Superior has a business relationship or to which Arvest or Superior owes a duty of confidentiality. In addition, each Employment, Consulting and Noncompetition Agreement provides that during the 90-day employment period and the three-year period immediately thereafter each of Messrs. Bailey, Scott and Gardner will not:

•	form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, or actively participate in, control, manage, finance a 5% or greater interest of, or invest a 5% or greater interest in, any competitor;

•	associate (including as an officer, employee, partner, director, consultant, agent, representative or advisor) with any competitor;

•	solicit or cause others to solicit or induce any then current employee of Arvest or Superior (or any person that was such an employee during the six-month period immediately prior to the initial solicitation) to resign from Arvest or Superior;

•	recommend to any person or entity that such person or entity employ or engage any such current or former employee;

•	hire any then current employee of Arvest or Superior (or any person that was such an employee during the six-month period immediately prior to the date of hire), other than any employee whose employment was involuntarily terminated by Arvest or Superior;

•	solicit or cause others to solicit or induce any client, customer or supplier of Arvest or Superior to transact business with a competitor or reduce or refrain from doing any business with Arvest or Superior;

•	interfere with or damage (or attempt to interfere with or damage) any relationship between Arvest or Superior and their customers or suppliers (or any person or entity in respect of which he has actual knowledge that Arvest or Superior has approached or has made significant plans to approach as a prospective client, customer or supplier); or

•	disparage (including by relative comparison) Arvest or Superior or any of its products or activities.

For purposes of the Employment, Consulting and Noncompetition Agreements, a “competitor” means any bank, savings and loan or other financial institution, that operates or has a physical location within the State of Arkansas and/or Oklahoma, the applicable location being referred to as the “restricted area”, or that could reasonably be construed to be in competition with Arvest and Superior within the restricted area. However, in the case of Mr. Gardner, the restricted area excludes the metropolitan statistical area that includes Oklahoma City. Messrs. Bailey, Scott and Gardner will be deemed not to violate the Employment, Consulting and Noncompetition Agreement with respect to a competitor that is headquartered outside of the restricted area if the officer is associated with the competitor in an executive or operational capacity outside the restricted area, so long as the operations of the competitor in the restricted area do not constitute the competitor’s principal business and any responsibility that the officer has for the local operations of the competitor in the restricted area are not directly included within his personal responsibilities for the competitor. Messrs. Bailey, Scott or Gardner would, however, be in violation of the Employment, Consulting and Noncompetition Agreement if the officer

•	directs or has more than an indirect and secondary responsibility for the introduction or strategic expansion of a competitor’s business in the restricted area or

•	solicits or causes others to solicit customers or employees of Arvest or Superior in connection with such introduction or strategic expansion.

The Employment, Consulting and Noncompetition Agreements further provide that Messrs. Bailey, Scott and Gardner will not disparage Arvest or Superior, or any of its current or former directors, employees, agents or representatives, and will provide reasonable cooperation in connection with any suit, action or proceeding (or related appeal) that relates to events occurring during the officer’s employment or consultancy with Arvest, Superior, their subsidiaries and affiliates and their predecessors. In consideration for the officer’s agreements to the restrictive covenants under the Employment, Consulting and Noncompetition Agreements relating to confidentiality, noncompetition and nonsolicitation, Superior will pay the officers, in equal monthly installments over the three-year period that follows the expiration of the 90-day period following the completion of the merger, the following amounts (being referred to as the “restrictive covenant consideration”): $1,412,250 to Mr. Bailey, $1,089,450 to Mr. Scott, and $685,950 to Mr. Gardner. The consulting fees and the restrictive covenant consideration will be deposited in escrow, for the benefit of Messrs. Bailey, Scott and Gardner, by Arvest within five business days following the completion of the merger. Each officer may direct the investment of the amounts escrowed on his behalf, and any earnings or losses will inure to his benefit. Notwithstanding the termination of the officer’s obligation to provide consulting services, the officer will remain subject to his other obligations under the Employment, Consulting and Noncompetition Agreement, including the restrictive covenants, and Superior will continue to be obligated to make payments of the restrictive covenant consideration to the officer (or his estate) in accordance with such agreement.

The total payments of base salary, consulting fees and restrictive covenant consideration that could be made to Messrs. Bailey, Scott and Gardner under the new Employment, Consulting and Noncompetition Agreements would be $1,701,000, $1,312,200 and $826,200, respectively, and in the aggregate $3,839,400. These amounts exclude any payments for shares of stock or for the cash-out of stock options owned by such officers. For information about cash-out of stock options, see Superior’s Long Term Incentive Plan and Security Ownership of Management and Directors.

Cancellation Agreements.

Simultaneously with the execution of the Employment, Consulting and Noncompetition Agreements, Messrs. Bailey, Scott and Gardner entered into a Cancellation Agreement, pursuant to which they agreed to terminate their existing employment and change of control agreements, as of the effective time of the merger. Notwithstanding the termination of the existing employment and change of control agreements, the Cancellation Agreements provide that certain rights of the officers, to fringe benefits under the existing agreements will be preserved including the following:

•	upon the termination of their employment with Superior, Messrs. Bailey and Scott will receive transfer of ownership of the automobile currently used by the officer and Mr. Gardner will receive an automobile allowance of $500 per month for so long as he performs services as an employee or consultant under the Employment, Consulting and Noncompetition Agreement;

•	the officers will each receive continued coverage, for three years following the completion of the merger, under the group life insurance, medical insurance, dental insurance and accident and disability insurance plans of Superior and its subsidiaries, or any successor plan or program;

•	Messrs. Bailey and Scott will receive a payment of $100,000 to relocate his primary residence to any city within the United States, upon notice given by the officer within three years following termination of employment;

•	the officers will each receive transfer of ownership of all club memberships paid by Superior for the officer’s benefit prior to his termination of employment; and

•	in the event any payment or distribution to or for the benefit of the officer is deemed to constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code in respect of which the officer will be subject to an excise tax under Section 4999 of the Internal Revenue Code, the officer will receive an additional gross-up payment to place the officer in the same after-tax economic position that the officer would have been in had the excise tax not been imposed.

In addition, the Cancellation Agreement with Mr. Bailey provides that (1) Superior will pay Mr. Bailey an amount equal to $20,000, after which Superior will not have any further obligations with respect to his individual life insurance policy in respect of which Superior had previously paid premiums and (2) Mr. Bailey will cause the lease or rental arrangement between Superior and Mr. Bailey (or a company controlled by Mr. Bailey) pursuant to which Superior has leased or otherwise used the airplane owned by Mr. Bailey (or such controlled company) to terminate effective as of the completion of the merger.

Other senior employees’ change-in-control agreements.

Certain other senior employees of Superior have change-in-control agreements with the company that provide, among other things, for each senior employee to receive severance compensation of 1.99 to 2.99 times annual salary in the event of his or her termination under certain conditions following a change in control. For purposes of these agreements, a change in control will occur upon consummation of the merger. In addition, the agreements provide for the vesting of all outstanding options upon a change in control. Amounts payable to the employees under the agreements are limited to amounts that may be paid without triggering tax liabilities under section 280G of the Internal Revenue Code. The agreements also contain confidentiality, non-compete and cooperation covenants. The maximum aggregate value of severance compensation payable if all of the employees are terminated and before any reductions for section 280G limitations pursuant to these change-in-control agreements is $2,543,000. The maximum aggregate value of the severance compensation payable to Robert Kuehl, Superior’s Chief Financial Officer, pursuant to his change-in-control agreement is $325,000.

Options.    Options to purchase Superior common stock that remain outstanding at the closing of the merger will be cancelled. Cancelled options will be converted into the right to receive for each option cash equal to the difference between $23.75 and the applicable exercise price of the options, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes. The cash payments to the option holders will total $14.8 million, before any withholding taxes.

Superior’s Long Term Incentive Plan.

Under Superior’s Long Term Incentive Plan, awarded but unvested options will vest automatically upon shareholder approval of the merger. Pursuant to the merger agreement Superior has agreed not to award additional options under the Long Term Incentive Plan before closing. As of May 15, 2003, 380,840 unvested options were outstanding under the Plan. The aggregate difference between the exercise price of these unvested options and $23.75 per share of stock covered by the options as of May 15, 2003 was $3,397,903.

STOCK OPTIONS

The following table sets forth certain information regarding options to purchase shares of Superior common stock as of June 1, 2003. Such options will be cashed-out pursuant to the merger, if not exercised prior to the effective date of the merger.

Name	Number of Vested Options	Number of Unvested Options	Total Options	Value of Options
C. Stanley Bailey	553,332	53,418	606,750	$7,919,864
Terry A. Elliott	333	667	1,000	4,910
Brian A. Gahr	333	667	1,000	4,910
Rick D. Gardner	28,708	24,662	53,370	493,998
Robert A. Kuehl	2,333	4,667	7,000	34,370
H. Baker Kurrus	333	667	1,000	4,910
Howard B. McMahon	0	0	0	0
C. Marvin Scott	292,403	40,329	332,732	4,236,260
John M. Stein	667	1,333	2,000	9,660
John E. Steuri	667	1,333	2,000	9,660
David E. Stubblefield	333	667	1,000	4,910

Directors and Officers as a Group	879,442	128,410	1,007,852	$12,723,452
All Other Employees as a Group	118,360	94,726	213,086	2,051,595

Totals	997,802	223,136	1,220,938	$14,775,047

Indemnification.    The merger agreement provides that Arvest will, for a period of six years after the effective time of the merger, provide for the indemnification of each present and former director and officer of

Superior to the same extent allowable under applicable law and Superior’s certificate of incorporation and bylaws as currently in effect. Arvest will also provide liability insurance coverage with terms at least as favorable as Superior’s existing directors’ and officers’ liability insurance policies, for a period of three years after the effective time of the merger, although Arvest will not be required to pay more than 150% of the amount of the current premiums paid by Superior for such coverage. In the event coverage cannot be obtained for such amount or less, Arvest will be obligated to provide the coverage that can be obtained for such amount.

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations of the merger to you and our other stockholders receiving the cash merger consideration. The discussion is based upon the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, IRS rulings, and judicial and administrative interpretations thereof, each as in effect as of the date of this proxy statement. The Internal Revenue Code is complex, and therefore the following discussion is limited to the material federal income tax aspects of the merger for a stockholder of Superior who is a United States person for tax purposes and who, on the date on which the merger is completed, holds shares of Superior common stock as a capital asset. The general tax principles discussed below are subject to retroactive changes that may result from amendments to the Internal Revenue Code after the date of this proxy statement. The following discussion does not address taxpayers subject to special treatment under the U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of Superior common stock upon the exercise of employee stock options or otherwise as compensation or who hold their shares as part of a hedge, straddle or conversion transaction. The following discussion does not address potential foreign, state, local and other tax consequences of the merger.

The exchange of shares for cash pursuant to the merger will be a taxable transaction to Superior stockholders for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. In general, you and other stockholders will recognize a gain or loss for federal income tax purposes equal to the difference, if any, between the cash payment received in connection with the merger and your adjusted tax basis in the shares surrendered in the merger. Your gain or loss will generally be a capital gain or loss if you hold your Superior common stock as a capital asset, and will be a long-term capital gain or loss with respect to shares of Superior common stock with a holding period of more than 12 months at the effective time of the merger. Net long-term capital gain is currently taxed, in the case of an individual, at a maximum rate of 15% for federal income tax purposes.

You may be subject to “backup withholding” at a rate of 28% on payments received in connection with the merger unless you:

•	provide a correct taxpayer identification number (which, if you are an individual, is your social security number) and any other required information to the paying agent, or

•	are a corporation or are otherwise exempt from backup withholding and, when required, demonstrate this fact, and otherwise comply with applicable requirements of the backup withholding rules.

If you do not provide a correct taxpayer identification number, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against your federal income tax liability provided that the required information is provided to the IRS. You should consult with your own tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining this exemption. You may prevent backup withholding by completing a Substitute Form W-9, which will be attached to or included in the transmittal letter sent to you by the paying agent, and by submitting it to the paying agent for the merger when you submit your Superior common stock certificate(s) following the effective time of the merger.

Tax matters are very complex, and the tax consequences of the merger to you could vary depending on your own situation. All stockholders are urged to consult their own tax advisors regarding the federal income tax consequences, as well as the foreign, state and local tax consequences of the exchange of their shares for cash pursuant to the merger.

Regulatory Requirements

Pursuant to Section 4 of the Bank Holding Company Act of 1956 (the “BHCA”), and the regulations promulgated thereunder, Arvest must obtain the approval of the Federal Reserve prior to the merger and Arvest’s acquisition of Superior resulting from the merger.

Superior and Arvest have agreed to work together in receiving the required regulatory approval, however, while they have no reason to believe that they will not be able to obtain such approval in a timely manner and without the imposition of burdensome conditions, they cannot be certain that the approval will be obtained, or obtained within the period of time contemplated by the merger agreement, or on conditions that would not be detrimental to the combined company. Further, no stockholder should construe any approval of an application by any regulator to be a recommendation that the stockholders vote to approve the proposal. Superior and Arvest have also agreed to cooperate with each other in filing applications and obtaining appropriate state and federal regulatory approvals for other mergers/conversions Arvest may desire incidental to this transaction to fully integrate Superior and Superior Bank into the Arvest system.

The BHCA provides that upon receiving any application or notice by a bank holding company to acquire, directly or indirectly, a savings association, the Federal Reserve must solicit comment and recommendations from the Director of the Office of Thrift Supervision with respect to such acquisition. In evaluating the application, the Federal Reserve and the Office of Thrift Supervision will consider whether the activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

The BHCA further provides for the publication of notice and public comment on the application and authorizes the Federal Reserve to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could result in delay or denial of the regulatory approval required for consummation of the transaction.

Pursuant to the Hart Scott Rodino Act, the parties are required to contemporaneously file with the Federal Trade Commission and the Assistant Attorney General at least 30 days prior to the consummation of the proposed transaction copies of all information and documentary material filed with the Federal Reserve.

The merger agreement provides that the obligations of the parties to consummate the merger are conditioned upon receipt of the approval of the Federal Reserve. There can be no assurance that the Federal Reserve will approve Arvest’s application to acquire Superior and, if such approval is received, that such approval will not be granted upon terms and conditions that would require the parties to modify, substantially alter, or terminate the merger agreement.

Appraisal Rights

Superior is a Delaware corporation, and under Delaware law Superior stockholders are entitled to appraisal rights in connection with the merger.

The following summary of the material provisions of Section 262 of the Delaware General Corporation Law is not intended to be a complete statement of the provisions and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement as Annex C and is incorporated into this summary by reference. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

If the merger is completed, each holder of Superior common stock who:

•	files written notice with Superior of an intention to exercise the rights to appraisal of the stockholder’s shares prior to the special meeting,

•	does not vote in favor of the merger, and

•	follows the procedures set forth in Section 262,

will be entitled to be paid for the stockholder’s Superior common stock by the surviving corporation the fair value in cash of the shares of common stock. The fair value of shares of Superior common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of Superior common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement as “dissenting shares.”

A proxy or vote against the merger does not constitute the notice of intention to exercise rights of appraisal required by Section 262. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger agreement and the merger. Stockholders electing to exercise their appraisal rights must not vote FOR the merger. Failure to vote against the merger does not constitute a waiver of your rights of appraisal.

Within 10 days after the effective time of the merger, Superior, as the surviving corporation in the merger, must mail a notice to all stockholders who have complied with the first two points above notifying such stockholders of the effective time of the merger. Within 120 days after the effective date, holders of Superior common stock may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective time of the merger, withdraw their demand for appraisal. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from Superior a statement setting forth the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisals have been received, and the aggregate number of holders of such shares.

Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares that are held of record by or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

All demands for appraisal should be addressed to the Corporate Secretary at Superior Financial Corp.,16101 LaGrande Drive, Suite 103, Little Rock, Arkansas 72223, before the vote on the merger is taken at the special meeting, and should be signed by or on behalf of the stockholder exactly as the stockholder’s name appears on the stockholder’s stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; in that case, however, the agent must identify in the demand the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

Any holder of shares of Superior common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote on the shares subject to the demand for any purpose or be entitled to the payment of any dividends or other distributions on those shares (except dividends or distributions payable to holders of record of Superior common stock as of a record date prior to the effective time of the merger).

If any holder of Superior common stock who demands appraisal of the holder’s shares under Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, the holder’s shares will be converted into a right to receive the cash merger consideration of $23.75 per share, in accordance with the terms of the merger agreement. Dissenting shares lose their status as dissenting shares if:

•	the merger is abandoned;

•	the dissenting stockholder fails to make a timely written demand for appraisal;

•	neither Superior nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

•	the stockholder delivers to Superior, as the surviving corporation, within 60 days of the effective date of the merger, or thereafter with Superior’s approval, a written withdrawal of the stockholder’s demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights. If that occurs, a Superior stockholder will be entitled to receive the cash merger consideration for the holder’s dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, Superior stockholders who are considering objecting to the merger should consult their own legal advisors.

Delisting and Deregistration of Superior Common Stock after the Merger

When the merger is completed, the Superior common stock will be delisted from The Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

Accounting Treatment

The merger will be accounted for by the purchase method of accounting, in accordance with generally accepted accounting principles as applied in the United States.

Stock Transfer and Paying Agent

Registrar & Transfer Company will act as the paying agent for the merger.

Exchange Procedures

Superior stockholders should not send in their Superior common stock certificates with their proxy cards.    Promptly after the merger, the paying agent for the merger will send a transmittal letter with instructions to you to be used for surrendering your Superior common stock certificates in exchange for the merger consideration.

THE MERGER AGREEMENT

Set forth below is a summary description of the material terms of the merger agreement. We urge you to read carefully, in its entirety, the merger agreement, which we have attached as Annex A to this proxy statement and incorporated by reference into this document. If there is any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

Merger Structure

The merger agreement contemplates that a newly formed subsidiary of Arvest will merge with and into Superior, with Superior surviving the merger and becoming a wholly owned subsidiary of Arvest.

Effective Time of the Merger

The closing of the merger will take place on a date that is not later than the fifteenth day after the conditions contained in the merger agreement have been satisfied or waived, or on another date agreed upon by Arvest and Superior. Immediately thereafter, the merger will become effective when Superior files a certificate of merger with the Delaware Secretary of State or at a later date and time specified in the certificate of merger.

Treatment of Superior Common Stock

At the effective time of the merger, each issued and outstanding share of Superior common stock (except treasury shares and those shares held by stockholders who are exercising their appraisal rights under Delaware law) will be cancelled and converted into the right to receive the cash merger consideration equal to $23.75 per share, in cash, without interest.

Procedure for Exchange of Superior Common Stock Certificates

Concurrently with the merger, Arvest will deposit or will cause one of its affiliates to deposit with the paying agent, for the benefit of Superior’s stockholders, cash sufficient to pay the cash merger consideration in exchange for shares of Superior common stock outstanding immediately prior to the merger. The paying agent will mail to each stockholder of record promptly after the completion of the merger a letter of transmittal providing instructions for the surrender of stock certificates by the Superior stockholders. Holders of certificates who surrender their Superior common stock certificates, together with a duly executed letter of transmittal, will be entitled to receive the cash merger consideration, without interest.

Promptly upon receipt of the Superior common stock certificates in accordance with the transmittal letter, the paying agent will deliver the portion of the cash merger consideration due to that stockholder.

Holders of Superior common stock should not send in their Superior common stock certificates to the paying agent until they receive a transmittal letter from the paying agent.

Treatment of Stock Options

The merger agreement provides that each vested stock option that remains outstanding at the closing of the merger will be cancelled and converted into the right to receive an amount equal to the difference between $23.75 and the applicable exercise price of the option, multiplied by the number of shares of common stock covered by the option, less applicable withholding taxes. Following the effective time of the merger, Arvest shall cause Superior to pay all amounts payable to holders of such options without any further action by the holders of such options.

Representations and Warranties

The merger agreement contains representations and warranties of Superior and Arvest customary for agreements of this nature with regard to their respective businesses, financial condition and other facts pertinent to the merger. The representations given by Superior relate to Superior and its subsidiaries and the representations given by Arvest relate, as applicable, to Arvest and AHI Acquisition, the merger subsidiary that will merge into Superior. The representations made by Superior relate to the following topics, among others:

•	organization, corporate standing, qualification to do business and corporate power;

•	Superior’s capital stock and stock options;

•	Superior’s subsidiaries;

•	authorization of the merger agreement and the merger;

•	regulatory approvals and consents required for the merger;

•	the absence of any breaches, violations or defaults as a result of the merger agreement;

•	Superior’s SEC filings, insurance filings, financial statements and regulatory reports;

•	the absence of undisclosed liabilities and material adverse changes;

•	litigation;

•	compliance with applicable laws;

•	material contracts and other agreements, including certain specifically identified agreements;

•	property, liens and encumbrances;

•	employee benefit plans, compensation and labor matters;

•	environmental matters;

•	taxes;

•	interest rate risk management, loan portfolio and allowance for loan losses;

•	insurance;

•	brokers’ and finders’ fees in connection with the merger;

•	intellectual property; and

•	certain customers.

The representations made by Arvest and AHI Acquisition relate to the following topics:

•	organization, corporate standing, qualification to do business and corporate power;

•	authorization of the merger agreement and the merger;

•	regulatory approvals and consents required for the merger;

•	the obligation of Arvest to pay the merger consideration not being contingent on Arvest’s or AHI Acquisition’s ability to obtain financing for the transaction;

•	brokers’ and finders’ fees in connection with the merger; and

•	the absence of litigation that would materially impair or impede completion of the merger.

The representations and warranties in the merger agreement are complicated and not easily summarized. We urge you to read carefully the sections of the merger agreement with respect to the representations and warranties of Superior, Arvest and AHI Acquisition.

Conduct of Business Pending the Merger

During the period from the signing of the merger agreement until the merger becomes effective, Superior has agreed, subject to the exceptions specified in the merger agreement, that Superior and Superior Bank and their respective subsidiaries will not, without the consent of Arvest or except as previously disclosed to Arvest, among other things:

•	carry on its business other than in the ordinary course and substantially in the same manner as before the execution of the merger agreement and Superior will use reasonable efforts to preserve its business organization intact and keep available the services of our present officers, agents and employees and preserve their present relationships with those persons having business dealings with Superior;

•	issue, split, reclassify or otherwise adjust any stock (or agree to do the preceding except in accordance with the treatment of outstanding options pursuant to the merger agreement), or grant any options or other rights to acquire stock;

•	incur additional debt in excess of an aggregate $500,000, except in the ordinary course of business;

•	mortgage or pledge assets except in the ordinary course of business;

•	except in the ordinary course of business, sell or otherwise transfer assets, or enter into any agreement granting preferential rights to, or options to acquire assets;

•	amend, terminate, or dispose of, terminate or waive any right under, any material contract and certain specified agreements, except in the ordinary course of business;

•	make any material change in compensation agreements, benefit plans, consulting or management contracts, or similar instruments;

•	enter into or amend any employment agreement;

•	enter into any collective bargaining agreement;

•	except as contemplated under the merger agreement, merge or consolidate with or acquire any other corporation

•	enter into any contract, other than in the ordinary course of business, that would materially increase Superior’s liabilities or extend past December 31, 2003;

•	make any material change in any tax or accounting methods or controls, except in the conformity with applicable law, regulation or accounting requirements;

•	other than as provided in the merger agreement, solicit or encourage an offer to acquire Superior or its subsidiaries;

•	declare or pay dividends, except for quarterly dividends of up to $0.125 per share in accordance with past practice;

•	amend the Certificate of Incorporation or By-laws;

•	except pursuant to written contracts or incentive programs, pay or become obligated to pay extraordinary bonuses or other payments to employers, officers or directors;

•	enter into any other transaction other than in the ordinary course of business;

•	except for purchases in the ordinary course of business, purchase securities or make a material investment in any business, other than through foreclosure or by Superior Bank in its fiduciary capacity;

•	commence or settle litigation, except in accordance with past practice or reject any existing settlements;

•	accept or renew certificates or deposit (including certificates greater than $100,000 to insiders) except in the ordinary course of business on generally available terms in Superior’s markets;

•	purchase or sell loan participations or make loans, except in the ordinary course of business, to persons having adversely classified loans or to insiders;

•	acquire bank owned life insurance policies or make investments in fixed rate debt securities with a remaining term greater than five years, subject to certain exceptions applicable to mortgage-backed securities meeting Superior’s existing investment policy;

•	knowingly accept accounts from customers predominantly engaged in check cashing, money order issuance or credit card sales related to telephone, mail or internet orders; and

•	fail to give Arvest notice of meetings of Superior’s board of directors and meetings of its operating committees and fail to allow an observer to attend meetings of operating committees.

No Solicitation of Acquisition Proposals

Superior has agreed that it will not, and it will cause Superior Bank and each of their representatives not to, solicit, initiate, encourage or induce offers or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions or enter into any contract with, any person relating to any acquisition proposal other than that contemplated by the merger agreement. Superior has the right, however, to:

•	make any disclosure to Superior’s stockholders if, in the good faith judgment of Superior’s board of directors, failure to do so would be inconsistent with its obligations under applicable law;

•	provide information to, or engage in discussions or negotiations with, any person who has made a bona fide written acquisition proposal, which was received after the date of the merger agreement and before the special meeting of stockholders, but which did not result from a breach of the non-solicitation provisions of the merger agreement;

•	recommend an acquisition proposal to its stockholders; and

•	prior to adoption of the merger agreement by Superior’s stockholders withdraw its favorable recommendation of the merger;

if (1) the acquisition proposal is a superior offer, (2) Superior’s board of directors, after having consulted with and considered the advice of outside counsel, determines in good faith that providing information or engaging in negotiations or discussions, or making a recommendation is required to comply with the board’s fiduciary duties under applicable law, and (3) Superior has disclosed the superior offer to Arvest and received a confidentiality agreement from the person making the superior offer.

A “superior offer” is an acquisition proposal by a third party on terms that Superior’s board of directors determines in its good faith judgment, after consultation with its financial advisors, to be materially more favorable and provide a higher value to Superior’s stockholders than the merger and the other transactions contemplated by the merger agreement. In making this determination, the board must consider the likelihood of completion of the third-party transaction on the terms set forth in the third-party proposal, taking into account all terms and conditions and a written opinion of a financial advisor of nationally recognized reputation. The Superior board must also notify Arvest that, absent action on the part of Arvest, it would consider the third-party acquisition proposal to be a superior offer and must give Arvest at least 48 hours to respond to the third-party acquisition proposal. The Superior board must then consider any amendment or modification to the merger agreement proposed by Arvest in response to this proposal in determining whether it is a superior offer.

Stock Options

With respect to each stock option, prior to the closing of the merger, Superior will take all necessary actions, including, if required, obtaining consents from each option holder and adopting board resolutions, so that as of the closing of the merger, each outstanding stock option is cancelled. The holders of each stock option that is cancelled will be entitled to receive for each option an amount in cash equal to the difference between $23.75 and the exercise price per share of the option, multiplied by the number of shares of common stock covered by the option.

Insurance and Indemnification.

The merger agreement provides that for six years after the effective time of the merger, Arvest has agreed to indemnify, to the same extent currently provided by Superior in its Certificate of Incorporation and By-laws or under applicable law, Superior’s past and current officers and directors against all liabilities arising out of actions or omissions occurring upon or prior to the effective time of the merger.

The merger agreement also provides that, for three years after the effective time of the merger, Arvest will use its commercially reasonable efforts to maintain or cause to be maintained directors’ and officers’ liability insurance for claims relating to the period prior to the effective time of the merger, on terms at least as favorable as those contained in Superior’s current directors’ and officers’ liability insurance policy. Arvest will not be required to expend for such insurance more than an amount per year equal to 150% of current premiums paid by Superior. In the event coverage cannot be obtained for such amount or less, Arvest will be obligated to provide the coverage that can be obtained for such amount.

Other Covenants

The merger agreement contains additional covenants, including covenants relating to:

•	preparation, filing and distribution of this proxy statement;

•	access to information and confidentiality;

•	public announcements;

•	consents, approvals and filings;

•	accounting and regulatory matters;

•	the winding up of Superior’s real estate investment trust subsidiary;

•	Arvest’s assumption of obligations related to trust preferred securities issued by subsidiaries of Superior; and

•	notice of developments or changes to disclosures previously made.

In addition, the merger agreement contains a general covenant requiring each party to use its commercially reasonable efforts in good faith to complete the merger.

Conditions to the Merger

The merger will be completed only if certain conditions are satisfied or waived, including the following:

•	the merger agreement has been approved by the vote of the holders of a majority of the outstanding shares of Superior common stock;

•	all material consents and approvals have been obtained; and

•	no court or other legal or regulatory order or statute, rule or regulation restrains or prohibits the merger.

Arvest’s obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	Superior’s representations and warranties must be true and correct in all material respects as of the date when made and as of the closing date of the merger and Arvest must have received a certificate to such effect;

•	Superior must have performed in all material respects all of its covenants, agreements and obligations under the merger agreement and Arvest must have received a certificate to such effect;

•	Regulatory approval must not contain any condition which would, in the good faith judgment of Arvest, materially and adversely impact the economic benefits of the merger;

•	Certification as to the number of shares of Superior common stock outstanding;

•	Superior shall not have received from stockholders entitled to appraisal rights and owning more than 5% of the outstanding shares demands in writing for appraisal of their shares;

•	The absence of any unanticipated development in the pending settlement of certain litigation which would, in the good faith judgment of Arvest, materially and adversely impact the economic benefits of the merger; and

•	No environmental assessments, if undertaken by Arvest, shall have revealed any condition that would constitute a material adverse effect on Superior.

Superior’s obligation to complete the merger is subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	Arvest’s representations and warranties must be true and correct in all material respects as of the date when made and as of the closing of the merger and Superior must have received a certificate to such effect; and

•	Arvest must have performed in all material respects all of its covenants, agreements and obligations under the merger agreement and Superior must have received a certificate to such effect.

Termination of the Merger Agreement

At any time prior to the effective time of the merger, the merger agreement may be terminated under the following circumstances if the terminating party is authorized to do so by its board of directors:

•	by mutual written consent of Superior and Arvest;

•	by either Arvest or Superior, if:

•	the merger is not completed on or before February 16, 2004, or by May 15, 2004 if the completion of the merger is being delayed solely as a result of the failure to require regulatory approval;

•	the approval of any governmental authority required for completion of the merger has been denied by final non-appealable action of the governmental authority;

•	our stockholders meet and do not approve the merger agreement, however we may not terminate the merger agreement if the failure to obtain our shareholder approval was caused by some act or failure to act by us and such act or failure to act constitutes a breach of the merger agreement; or

•	a breach by the other party of any representation, warranty, covenant or agreement contained in the merger agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of the breach; and which breach would cause a condition of the merger agreement not to be satisfied or would prevent the parties from consummating the closing of the merger or the transactions contemplated in the merger agreement complete the merger;

•	by Arvest, if:

•	at any time prior to the special meeting, Superior’s board of directors fails to recommend stockholder approval of the merger agreement, withdraws its recommendation to approve the merger agreement, or modifies or changes its recommendation in a manner adverse to the interests of Arvest;

•	Superior does not include in this proxy statement the recommendation of its board of directors to approve the merger agreement

•	During the pendency of an acquisition proposal, Superior’s board of directors does not reaffirm its recommendation the merger agreement with Arvest within 15 days of Arvest’s written request that Superior do so following the public announcement of an offer competing with Arvest’s;

•	Superior’s board of directors recommends or approves an offer competing with Arvest’s;

•	Superior enters into or solicits an agreement that would constitute an offer competing with Arvest’s or if Superior fails to recommend the rejection of a competing tender offer for Superior’s stock;

•	any of the conditions to Arvest’s obligations to complete the merger have not been satisfied or waived by Arvest, if the failure of such condition to be satisfied was not caused by Arvest’s failure to comply with covenant or an obligation under the merger agreement and Arvest reasonably determines that the timely satisfaction of such condition has become impossible;

•	Arvest discovers an unknown or undisclosed liability which is significant and could be likely to cause a material adverse effect to Superior;

•	the event of a material adverse effect on either Arvest or Superior; and

•	by Superior if:

•	prior to the special meeting, Superior receives an offer competing with Arvest’s, which Superior’s board of directors, in the exercise of its fiduciary duty, believes is superior to Arvest’s offer and after giving Arvest two days notice of such offer and paying Arvest the termination fee discussed below; or

•	any of the conditions to the obligations of Superior to complete the merger have not been satisfied or waived by Superior if the failure of such condition would prevent Arvest from making the cash payment to the Superior stockholders and if the failure of such condition was not caused by the failure of Superior to comply with a covenant or obligation in the merger agreement.

Fee if the Merger Agreement Is Terminated

Superior must pay to Arvest a cash termination fee of $6,345,000 for any of the following reasons:

•	if Arvest terminates the merger agreement because

•	Superior’s board of directors fails to recommend, withdraws or modifies its recommendation of the merger agreement or the merger,

•	Superior does not include in this proxy statement the recommendation of its board of directors,

•	Superior’s board of directors does not reaffirm its recommendation the merger agreement,

•	Superior’s board of directors recommends or approves an offer competing with Arvest’s, or

•	Superior enters into or solicits an agreement that would constitute an offer competing with Arvest’s;

•	if Superior terminates prior to the vote of its stockholders because it has received an offer competing with Arvest’s, which our board of directors, in the exercise of its fiduciary duty, believes is superior to Arvest’s offer and after giving Arvest two days notice of such offer and paying Arvest the termination fee discussed above; and

•	if Arvest or Superior

•	terminates the merger agreement because the merger is not completed on or before February 16, 2004 (or by May 15, 2004 if the completion of the merger was delayed solely as a result of the failure to obtain required regulatory approval) or for failure to obtain stockholder approval;

•	prior to such termination a third party had announced an acquisition proposal; and

•

within 12 months following such termination, we consummate an acquisition or enter into an agreement or binding letter of intent providing for an acquisition transaction. An acquisition transaction, for purposes of determining if a termination fee is due under this provision, includes a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Superior pursuant to which Superior’s stockholders immediately preceding such transaction will hold less than 35% of the aggregate equity interests in the surviving or resulting entity, a sale or other disposition by Superior of assets representing in excess of 35% of the aggregate fair market value of Superior’s business immediately prior to such sale or the acquisition by any person or group, directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 35% of Superior’s voting power.

Expenses

Each party will bear all expenses incurred by it in connection with the merger agreement.

Amendment and Waiver

Before the merger is completed, any provision of the merger agreement may be waived by the party benefited by the provision in a written document signed by that party, or amended or modified at any time by an agreement in writing executed in the same manner as the merger agreement. After Superior’s stockholders approve the merger agreement, however, no amendment may be made that under applicable law would require further approval of the stockholders without obtaining the required further approval.

PRICE RANGE OF SUPERIOR COMMON STOCK

AND DIVIDEND INFORMATION

Superior’s common stock is traded on The Nasdaq National Market under the symbol “SUFI.” For the periods indicated, the table below sets forth the high and low bid prices per share of Superior’s common stock as reported by The Nasdaq National Market and dividends paid per share during each such period.

	Superior Common Stock Bid Price($)
	High	Low	Dividend
2000

First Quarter	$11.750	$7.937	—
Second Quarter	$10.625	$8.937	—
Third Quarter	$11.250	$10.062	—
Fourth Quarter	$12.812	$10.750	—

2001

First Quarter	$14.750	$11.250	—
Second Quarter	$15.850	$12.625	—
Third Quarter	$17.625	$13.500	—
Fourth Quarter	$16.250	$13.950	—

2002

First Quarter	$16.740	$13.000	$0.10	(1)
Second Quarter	$20.200	$16.150	$0.10
Third Quarter	$19.600	$14.370	$0.10
Fourth Quarter	$19.200	$16.920	$0.10

2003

First Quarter	$19.240	$17.950	$0.125
Second Quarter through June 25	$23.680	$17.890	$0.125

(1) Stockholders were given the option to receive this dividend in the form of cash or common stock.

On May 15, 2003, the business day prior to public announcement of the merger agreement, the closing price per share of the Superior common stock was $19.07 as reported by The Nasdaq National Market. On June 25, 2003, the most recent practicable date prior to the mailing of this proxy statement, the closing price per share of the Superior common stock was $23.62 as reported by The Nasdaq National Market. We urge stockholders to obtain a current quotation.

Superior paid no dividends on the common stock during 2000 or 2001, but declared a dividend of $0.10 per share on November 14, 2001, payable in cash or common stock on January 23, 2002. In 2002, Superior declared cash dividends of $0.10 per share on March 20, June 28 and September 26, and $0.125 on December 16. In 2003, Superior declared cash dividends of $0.125 on March 20, and June 18. The dividend declared on June 18, 2003 is payable on July 23, 2003 to stockholders of record as of June 30, 2003.

As of June 16, 2003, there were 8,282,538 shares of Superior common stock outstanding, held by approximately 1,125 stockholders of record. This number does not reflect the number of persons or entities who may hold their stock in nominee or “street” name through brokerage firms.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Superior common stock as of March 31, 2003 by each person of record believed by Superior to own beneficially 5% or more of Superior common stock. Based upon filings with the SEC, the company is aware of transactions in company common stock by some of the following persons that have occurred after March 31, 2003. Such transactions are reflected in the footnotes accompanying the table.

Name and Address	Number of Shares	Percentage Beneficially Owned
Franklin Mutual Advisers, LLC	685,200	8.28%
51 John F. Kennedy Parkway Short Hills, New Jersey 07078

C. Stanley Bailey(1)	617,748	7.03
16101 LaGrande Drive, Suite 103 Little Rock, Arkansas 72223

Banc Funds Company, L.L.C.	601,410	7.26
208 S. LaSalle Street Chicago, Illinois 60604

Steven N. Stein(2) (3)	546,071	6.60
441 Vine Street, Suite 507
Cincinnati, Ohio 45202

Alexander D. Warm(2) (4)	537,100	6.49
2335 Florence Avenue
Cincinnati, Ohio 45206

FleetBoston Financial Corporation	488,760	5.90
100 Federal Street Boston, Massachusetts 02110

(1)	Includes 513,582 shares of Superior common stock subject to stock options, 487,500 of which were provided pursuant to Mr. Bailey’s original employment agreement, 44,048 shares held jointly by Mr. Bailey and his wife Virginia H. Bailey, 10,316 shares held in Mrs. Bailey’s IRA and 5,350 shares held in the Mary Brittan Bailey Trust. Does not include options vested since March 31, 2003. See, Security Ownership of Management and Directors in the following table.

(2)	John M. Stein, a director of Superior, and Steven N. Stein, a principal shareholder of Superior as of March 31, 2003, are directors, executive officers and principal shareholders of Financial Stocks, Inc. Alexander D. Warm, who as of March 31, 2003 was the beneficial owner of 224,600 shares of Superior common stock and trustee of a trust which owns 312,500 shares of Superior common stock, and Stanley L. Vigran, who owns 30,000 shares of Superior common stock, are the remaining directors and shareholders of Financial Stocks, Inc., which owns 58,619 shares of Superior common stock. John M. Stein and Steven N. Stein are brothers. Steven N. Stein and John M. Stein each disclaim any ownership of Superior common stock held by the other.

(3)	Based solely upon Form 13D filings with the SEC subsequent to March 31, 2003, Superior believes that Steven N. Stein was the beneficial owner of 342,361 shares, or 4.14%, of Superior common stock as of June 6, 2003.

(4)	Based solely upon Form 13D filings with the SEC subsequent to March 31, 2003, Superior believes that Alexander D. Warm was the beneficial owner of 295,320 shares, or 3.57%, of Superior common stock as of June 10, 2003.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth certain information regarding the beneficial ownership of Superior common stock as of June 1, 2003 by each director and each executive officer, and all directors and executive officers as a group.

Name	Number of Shares	Percentage Beneficially Owned
C. Stanley Bailey(1)	657,498	7.44%
Terry A. Elliott(2)	333	*
Brian A. Gahr(3)	836	*
Rick D. Gardner(4)	33,739	*
Robert A. Kuehl(5)	3,333	*
H. Baker Kurrus(6)	1,333	*
Howard B. McMahon	3,019	*
C. Marvin Scott(7)	292,906	3.42%
John M. Stein(8)	161,467	1.95%
John E. Steuri(9)	10,730	*
David E. Stubblefield(10)	12,408	*
Officers and Directors as a Group	1,177,602	14.22%

*	Represents less than 1%

(1)	Includes 553,332 shares of common stock subject to stock options, 487,500 of which were provided under Mr. Bailey’s original employment agreement, 44,048 shares held jointly by Mr. Bailey and his wife Virginia H. Bailey, 10,316 shares held in Mrs. Bailey’s IRA and 5,350 shares held in the Mary Brittan Bailey Trust.

(2)	Includes 333 shares of common stock subject to options.

(3)	Shares held in a living trust, of which Mr. Gahr is a co-trustee. Includes 333 shares of common stock subject to options.

(4)	Includes 28,708 shares of common stock subject to stock options.

(5)	Includes 2,333 shares of common stock subject to options.

(6)	Includes 333 shares of common stock subject to options.

(7)	Includes 292,403 shares of common stock subject to stock options, 243,750 of which were provided under Mr. Scott’s original employment agreement.

(8)	Includes 667 shares of common stock subject to options. Based upon Form 4 filings with the SEC subsequent to June 1, 2003, Mr. Stein was the beneficial owner of 121,467 shares, or 1.47%, of Superior common stock as of June 9, 2003. John M. Stein, a director of Superior, and Steven N. Stein, a principal shareholder of Superior as of March 31, 2003, are directors, executive officers and principal shareholders of Financial Stocks, Inc. Alexander D. Warm, who as of March 31, 2003 was the beneficial owner of 224,600 shares of Superior common stock and trustee of a trust which owns 312,500 shares of Superior common stock, and Stanley L. Vigran, who owns 30,000 shares of Superior common stock, are the remaining directors and shareholders of Financial Stocks, Inc., which owns 58,619 shares of Superior common stock. John M. Stein and Steven N. Stein are brothers. Steven N. Stein and John M. Stein each disclaim any ownership of Superior common stock held by the other.

(9)	All shares are jointly owned by Mr. Steuri and his wife Grace D. Steuri. Includes 667 shares of common stock subject to options.

(10)	Includes 10,000 shares held in an irrevocable trust, of which Mr. Stubblefield is a co-trustee. Includes 333 shares of common stock subject to options.

ADDITIONAL INFORMATION

Superior Stockholder Proposals

We do not currently expect to hold a 2004 annual meeting of stockholders if the merger is completed as Superior will be wholly owned by Arvest and Superior will no longer have public stockholders.

If the merger is not completed, the annual meeting will be held, and stockholder proposals for inclusion in our proxy statement for our 2004 annual meeting would have to be submitted to our secretary in writing and received by us at our headquarters, 16101 LaGrande Drive, Suite 103, Little Rock, Arkansas 72223, not less than 120 calendar days in advance of April 27, 2004 (December 22, 2003). Stockholder proposals must also meet the other requirements of the SEC rules relating to stockholder proposals.

Who Can Help Answer Your Questions

If you have additional questions about the merger or would like additional copies of this document, you should contact:

Superior Financial Corp.

16101 LaGrande Drive, Suite 103

Little Rock, Arkansas 72223

Attention: Robert Kuehl

Phone Number: (501) 324-7255

Where You Can Find More Information

Superior files annual, quarterly and special reports, proxy statements and other information with the SEC. Superior’s SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Superior files at the SEC’s public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

ANNEX A

AGREEMENT AND PLAN OF MERGER (the “Agreement”)

between and among

ARVEST HOLDINGS, INC.,

an Arkansas corporation (“AHI”) and

AHI ACQUISITION, INC.,

an Arkansas corporation and a wholly-owned subsidiary of

AHI (“ACQUISITION”);

and

SUPERIOR FINANCIAL CORP.,

a Delaware corporation (“TARGET”)

May 15, 2003

ARTICLE I—THE MERGER; CERTAIN RELATED MATTERS	A-1
1.1 Merger	A-1
1.2 Dissenting Shares	A-2
1.3 Payment and Cancellation of Options	A-2
1.4 Closing; Closing Date; Filing of Merger Documents; Best Efforts	A-2
1.5 Effect on Shares	A-3
1.6 Paying Procedures	A-3
1.7 Certificate Surrender	A-3
1.8 Lost or Stolen Certificate	A-3
1.9 Further Action	A-4
1.10 Continued Existence	A-4
1.11 Certificate of Incorporation	A-4
1.12 By-Laws	A-4
1.13 Directors	A-4
1.14 Registered Office	A-4
ARTICLE II—REPRESENTATIONS AND WARRANTIES OF TARGET	A-4
2.1 Corporate Organization, Authorization, etc.	A-4
2.2 Authorized and Outstanding Stock	A-5
2.3 Subsidiaries, Affiliates, etc	A-6
2.4 Consents, Approvals, Filings, etc., of Governmental Authorities	A-6
2.5 Financial Statements	A-6
2.6 Absence of Undisclosed Liabilities	A-7
2.7 Absence of Changes	A-7
2.8 Information Statement, etc.	A-7
2.9 No Violation	A-7
2.10 Brokerage/Fairness Opinion	A-8
2.11 Tax Matters	A-8
2.12 Employee Benefit Plans	A-9
2.13 Property	A-10
2.14 Additional Schedules Furnished to AHI and ACQUISITION	A-11
(a) Certain Contracts, Agreements, Licenses	A-11
(b) Governmental Licenses, Permits	A-11
(c) Employee Compensation	A-11
(d) Insurance	A-11
(e) Bank Loans	A-12
(f) Interest Rate Risk Management Instruments	A-12
2.15 Agreements in Force and Effect	A-12
2.16 Litigation, Default	A-13
2.17 Consents Required	A-13
2.18 Labor Matters	A-13
2.19 Environmental Matters	A-13
2.20 Intellectual Property	A-13
2.21 Reports	A-14
2.22 No Action	A-14
2.23 SEC Filings	A-14
2.24 Insurance Filings	A-15
2.25 Line of Credit	A-15
2.26 TOMOIO Customers	A-15
ARTICLE III—REPRESENTATIONS AND WARRANTIES OF AHI AND ACQUISITION	A-15
3.1 Organization, Authority	A-15

i

3.2 Corporate Action	A-16
3.3 Brokers' and Finders' Fees	A-16
3.4 Information Statement	A-16
3.5 Non-contingent Obligation	A-16
3.6 Litigation	A-16
3.7 Consents, Approvals, Filings, etc, of Governmental Authorities	A-16
3.8 Investment Intent	A-16
ARTICLE IV—CONDUCT OF BUSINESS OF TARGET PRIOR TO EFFECTIVE DATE OF THE MERGER	A-16
4.1 Regular Course of Business of TARGET	A-16
4.2 Restricted Activities and Transactions of TARGET	A-17
ARTICLE V—OBLIGATIONS PRIOR AND SUBSEQUENT TO EFFECTIVE TIME	A-19
5.1 Full Access	A-19
5.2 Consents	A-19
5.3 Filing Requirements	A-19
5.4 TARGET Shareholder Meeting	A-19
5.5 Supplements to Information	A-21
5.6 Further Assurances	A-21
5.7 Deposit of Funds with Registrar and Transfer Company	A-21
5.8 Adverse Changes in Condition	A-21
5.9 Reports	A-21
5.10 No Solicitation	A-22
5.11 REIT	A-23
5.12 Indemnification	A-23
5.13 Environmental Assessments	A-24
5.14 Adequate Funding	A-24
5.15 Regulatory Approvals	A-24
5.16 Resignations	A-24
5.17 Assumption of Obligations Related to the Trust Preferred Securities	A-24
ARTICLE VI—CONDITIONS TO TARGET’S OBLIGATIONS	A-24
6.1 Representations and Warranties True	A-25
6.2 No Governmental or Other Proceeding or Litigation	A-25
6.3 Approvals and Consents	A-25
ARTICLE VII—CONDITIONS TO OBLIGATIONS OF AHI AND ACQUISITION	A-25
7.1 Representations and Warranties True	A-25
7.2 No Governmental or Other Proceeding or Litigation	A-25
7.3 Approvals and Consents	A-25
7.4 Secretary's Certificate	A-26
7.5 Dissenting Shares	A-26
7.6 Settled Litigation	A-26
7.7 Environmental Assessment	A-26
ARTICLE VIII—TERMINATION	A-26
8.1 Termination	A-26
8.2 Notice of Termination; Effect of Termination	A-28
8.3 Fees and Expenses	A-28
ARTICLE IX—MISCELLANEOUS PROVISIONS	A-29
9.1 Definitions	A-29
9.2 Amendment and Modification	A-32
9.3 Waiver of Compliance	A-32
9.4 Expenses	A-32
9.5 Investigation and Confidentiality	A-32
9.6 Press Releases	A-33

ii

9.7 Representations and Warranties, etc.	A-33
9.8 Non-Survival of Representations and Warranties	A-33
9.9 Severability	A-33
9.10 Other Remedies; Specific Performance	A-33
9.11 Rules of Construction	A-33
9.12 Interpretation	A-34
9.13 Notices	A-34
9.14 Assignment	A-35
9.15 Governing Law	A-35
9.16 Counterparts	A-35
9.17 Entire Agreement; Third Party Beneficiaries	A-35
9.18 Disclosure Memorandum	A-35

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) made and entered into as of the 15th day of May, 2003, between and among ARVEST HOLDINGS, INC., an Arkansas corporation (“AHI”) and AHI ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of AHI (“ACQUISITION”); and SUPERIOR FINANCIAL CORP., a Delaware corporation (“TARGET”).

W-I-T-N-E-S-S-E-T-H

WHEREAS, the authorized capital stock of ACQUISITION consists of 1,000 shares of common stock, par value $1.00 per share (“ACQUISITION Common”), all of which are validly issued and outstanding;

WHEREAS, the authorized capital stock of TARGET consists of 20,000,000 shares of common stock, par value $.01 per share (“TARGET” Common”), of which 8,281,509 shares are validly issued and outstanding and 1,800,383 shares are held as treasury stock by TARGET and 1,000,000 shares of preferred stock, par value $.01, none of which have been issued;

WHEREAS, subject to the terms and conditions of this Agreement, the Boards of Directors of AHI, ACQUISITION and TARGET, have approved the merger (the “Merger”) of ACQUISITION into TARGET, pursuant to which each outstanding share of common stock, par value $.01 per share, of TARGET shall be converted into the right to receive cash, as more fully set forth herein and determined that the Merger is in the best interest of the parties and their stockholders; and

WHEREAS, Acquisition has been formed by AHI for the sole purpose of acquiring TARGET by consummating the merger and as such, Acquisition has conducted no business, has no operating assets or liabilities and its separate existence will cease upon completion of the merger;

WHEREAS, in furtherance of the consummation of the Merger, the parties hereto desire to enter into this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I—THE MERGER; CERTAIN RELATED MATTERS

1.1 Merger.    At the Closing (as defined in Section 1.4), ACQUISITION and TARGET shall effect the Merger, subject to the terms of this Agreement, pursuant to which ACQUISITION shall be merged with and into TARGET which shall be the surviving corporation (the “Surviving Corporation”). Certain terms in this Agreement are defined in Section 9.1 of this Agreement.

At the Effective Time:

(a)    the outstanding shares of ACQUISITION Common shall, by virtue of the merger and without further action of the holder thereof, be converted into and become 1000 shares of common stock of the Surviving Corporation par value $1.00 per share;

(b)    subject to Sections 1.1(c) and 1.2, each outstanding share of TARGET Common shall, by virtue of the Merger and without further action on the part of the holder thereof, no longer be outstanding, be cancelled and retired and cease to exist and shall be converted into the right to receive in cash, without interest, $23.75 per share, from the Surviving Corporation in the manner provided herein;

(c)    each share of TARGET Common held in the treasury of TARGET shall, by virtue of the Merger and without further action, cease to exist and all certificates representing such shares shall be canceled;

(d)    ACQUISITION will provide funds sufficient to pay the obligations of the Surviving Corporation set out in Section 1.1(b) above. AHI will provide such funds and will cause ACQUISITION to perform its obligations under this Section 1.1(e).

1.2 Dissenting Shares.    Notwithstanding anything in this Agreement to the contrary, shares of TARGET Common that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the Dissenter’s Statute shall not be converted into the right to receive cash a provided in Section 1.1(b), but rather the holders of Dissenting Shares shall be entitled to payment of the fair market value of such Dissenting Shares in accordance with the Dissenter’s Statute; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Dissenter’s Statute, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive cash as provided in Section 1.1(b). TARGET shall give AHI and ACQUISITION prompt notice upon receipt by TARGET of any written demand for appraisal pursuant to the Dissenter’s Statute, and will keep AHI and ACQUISITION apprised of all details relating to all such demands including but not limited to informing them of the names of all shareholders demanding appraisal, the number of shares owned by such shareholders and the dates of their respective demands, and AHI shall have the right to participate in and direct all negotiations and proceedings with respect to such demands for appraisal. TARGET agrees that, prior to the Effective Time, it will not, except with the prior written consent of AHI and ACQUISITION, voluntarily make any payment with respect to, or settle or offer to settle, any such demand.

1.3 Payment and Cancellation of Options.    As soon as practicable following the date of this Agreement, the Board of Directors of TARGET (or, if appropriate, any committee thereof administering the TARGET stock plans) shall adopt such resolutions or take such other actions as may be required to adjust the terms of all outstanding options to acquire TARGET Common, whether vested or unvested, as necessary to provide that, at the Effective Time, each such option outstanding immediately prior to the Effective Time shall be canceled, and the holder thereof (as designated on Schedule 2.2 previously delivered to AHI by TARGET) shall then become entitled in full satisfaction of such cancellation to receive, following the Effective Time, a single lump sum cash payment in an amount equal to the product of (1) the excess, if any, of the per share price described in Section 1.1(b) above over the exercise price per share of such option, and (2) the number of shares of TARGET Common for which such option shall not theretofore have been exercised. Following the Effective Time, AHI shall cause Surviving Corporation to pay all amounts payable to holders of such options pursuant to the preceding sentence, which shall be subject to any required withholding of taxes and shall be paid without interest. Prior to the Effective Time, TARGET shall ensure that following the Effective Time no holder of any option to acquire TARGET Common or any participant in any TARGET stock plan or TARGET Plans shall have any right thereunder to acquire capital stock of TARGET or the Surviving Corporation.

1.4 Closing; Closing Date; Filing of Merger Documents; Best Efforts.    Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Article VIII, a closing (the “Closing”) will be held as soon as practicable, on a date mutually agreed upon, but in any event within fifteen (15) days after all conditions hereto shall have been satisfied or waived, as appropriate. The Closing shall be held at the offices of Hilburn, Calhoon, Harper, Pruniski & Calhoun, Ltd., North Little Rock, Arkansas or as otherwise agreed by the Parties, beginning at 9:00 a.m. on the same date that the Effective Time occurs, unless otherwise agreed by the Parties (the “Closing Date”), at which time and place the documents referred to in Articles VI and VII hereof will be exchanged by the parties hereto and, immediately thereafter, a Certificate of Merger shall be filed with the Delaware Secretary of State. TARGET, AHI and ACQUISITION agree to use their commercially reasonable efforts to perform all obligations and comply with all covenants and conditions to be performed or complied with by them hereunder and to cause the transactions contemplated herein to be effectuated as soon as reasonably possible.

1.5 Effect on Shares.    After the Effective Time, each shareholder of TARGET shall be entitled, upon surrender of certificates representing shares of TARGET Common accompanied by a duly completed and executed letter of transmittal in the form to be sent to all such shareholders (as provided in Section 1.6 hereof) to the paying agent, which shall be the Registrar and Transfer Company, unless otherwise agreed to by the Parties, (the “Paying Agent”) to receive in substitution therefor, an amount determined by multiplying (i) the number of shares of TARGET Common surrendered by (ii) the amount set forth in Section 1.1(b). If outstanding certificates for shares of TARGET Common are not surrendered or the cash payment therefor not claimed prior to three (3) years after the Effective Time (or, in any particular case, prior to such earlier date on which such cash payments would otherwise escheat to or become the property of any governmental unit or agency), the unclaimed amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

1.6 Paying Procedures.    (a) As soon as practical after the Effective Time, and in no event later than five (5) days thereafter, the Paying Agent shall mail and otherwise make available to each person who, as of the Effective Time, was the record holder of one or more shares of TARGET Common, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate or certificates shall pass, only upon proper delivery of such certificate or certificates to the Paying Agent) and instructions for use in effecting the surrender of such certificates, together with such letter of transmittal, duly executed, the Paying Agent shall promptly pay to the persons entitled thereto in cash an amount determined by multiplying (i) the number of shares of TARGET Common represented by the certificate or certificates so surrendered by (ii) the amount set forth in Section 1.1(b) less any transfer taxes, if any, payable in connection therewith. No interest will be paid or accrued on the cash payable upon the surrender of such certificates.

(b)    If payment is to be made to a person other than the one in whose name a surrendered certificate is registered, it shall be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such transfer or other taxes have been paid or are not applicable.

(c)    Each of the Paying Agent, AHI and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder of former holder of TARGET Common such amounts as may be required to be deducted or withheld therefrom under the Code or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(d)    Notwithstanding anything to the contrary in this Section 1.6, neither the Paying Agent, AHI, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of TARGET Common for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 Certificate Surrender.    Immediately after the Effective Time and upon surrender by AHI of the certificate representing the ACQUISITION Common owned and held by AHI, the Surviving Corporation shall deliver to AHI an appropriate certificate or certificates representing the New Common created by the conversion of the ACQUISITION Common in the Merger.

1.8 Lost or Stolen Certificate.    In the event that any certificates for TARGET Common shall have been lost, stolen or destroyed, the Paying Agent shall issue and pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, together with such other documents required under Section 1.6 above; provided, however, that the Paying Agent, may, in its discretion and as a condition precedent to the payment of cash, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against AHI, the Surviving Corporation or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.9 Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of TARGET and ACQUISITION, the officers and directors of AHI and the Surviving Corporation shall be fully authorized (in the name of ACQUISITION, TARGET, the Surviving Corporation and otherwise) to take all such necessary action.

1.10 Continued Existence.    At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of Section 259 of the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of ACQUISITION shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Constituent Corporations; all obligations belonging to or due each of the constituent Corporations shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and the Surviving Corporation shall be liable for all the obligations of each of the Constituent Corporations and any claim existing, or action or proceeding pending, by or against either of the Constituent Corporations may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place.

1.11 Certificate of Incorporation.    The Certificate of Incorporation of TARGET as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until further altered, amended or repealed as provided by law.

1.12 By-Laws.    The By-Laws of TARGET as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation (“By-Laws”) until further altered, amended or repealed as provided by law.

1.13 Directors.    The directors of the Surviving Corporation at the Effective Time shall be those directors of ACQUISITION in office immediately prior to the Effective Time. The officers of the Surviving Corporation at the Effective Time shall be those officers of ACQUISITION in office immediately prior to the Effective Time.

1.14 Registered Office.    The Surviving Corporation shall be governed under the laws of the State of Delaware, and the address of its registered office in that state shall be c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE II—REPRESENTATIONS AND WARRANTIES OF TARGET

TARGET hereby represents and warrants to AHI and ACQUISITION as follows:

2.1. Corporate Organization, Authorization, etc.    (a) TARGET is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease the properties and assets it now owns or holds under lease; is duly qualified or licensed to do business and is in good standing in every other state of the United States and other jurisdictions where the character of its business or the nature of its properties makes such qualification or licensing necessary except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on TARGET. TARGET has full corporate power and authority to enter into this Agreement, and subject to the approval of the shareholders as required by the Delaware General Corporation Law and subject to the approvals described in Section 2.4, to consummate the transactions contemplated herein and therein; and this Agreement has been duly executed and delivered by TARGET and subject to such approvals is a valid and binding agreement of TARGET in accordance with its terms, subject to Laws relating to creditors’ rights generally and, subject to such approvals, the consummation by TARGET of the Merger has been duly authorized by all necessary corporate action. TARGET has heretofore delivered to AHI and ACQUISITION true, accurate and complete copies of the currently effective Certificate of Incorporation and By-Laws of TARGET.

(b)    As of the date hereof, the Board of Directors of TARGET, by resolutions duly adopted by unanimous vote at a meeting duly called and held under applicable laws and its articles of incorporation and by-Laws and not subsequently rescinded or modified in any way (“TARGET Approval”), has duly (i) determined that this Agreement and the transactions contemplated herein and therein are fair to and in the best interest of TARGET and its shareholders and declared the Merger to be advisable; (ii) approved this Agreement and the transactions contemplated herein and therein; and (iii) recommended that the shareholders of TARGET adopt this Agreement and directed that such matters be submitted for consideration by TARGET’s shareholders at a special meeting to be duly called and held as soon as practicable. Such resolutions are sufficient to render inapplicable to AHI and ACQUISITION, this Agreement and the Merger the provisions of Section 203 of the Delaware General Corporations Law (“Section 203”). The approval of the Merger by the Board of Directors of TARGET referred to this Section 2.1 constitutes approval of the Merger for purposes of Section 203 and represents the only action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 does not and will not apply to the execution or delivery of this Agreement or the consummation of the Merger. To TARGET’s knowledge, no other state take over statute or similar statute or regulation applies or purports to apply to TARGET with respect to this Agreement and the Merger.

2.2 Authorized and Outstanding Stock.    The authorized capital stock of TARGET consists of 20,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of May 15, 2003, 10,081,892 shares of TARGET Common were issued of which 1,800,383 shares of TARGET Common were held as treasury stock by TARGET and after such date the only additional shares issued or that will be issued were or will have been pursuant to those stock options described in Schedule 2.2 described below. No shares of preferred stock of TARGET have been issued. All of such issued shares are validly issued, fully paid and nonassessable. Except as set forth above, TARGET does not have outstanding any other shares of its capital stock or any other securities or indebtedness having the right to vote on any matters on which holders of TARGET Common may vote. Except as set forth on Schedule 2.2 previously delivered to AHI and ACQUISITION by TARGET, TARGET does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, commitments, rights, “phantom” stock rights, stock-based performance units, Contracts, arrangements or undertakings of any kind or agreements to issue any additional shares of its capital stock or any other securities or indebtedness having the right to vote on any matters on which holders of TARGET Common may vote, including any right of conversion or exchange under any outstanding security or other instrument, and TARGET is not obligated to issue any shares of its capital stock for any purpose. There are no outstanding stock appreciation rights or other rights that are in any way linked to the price of any capital stock of TARGET. There are not any outstanding contractual obligations of TARGET to repurchase, redeem or otherwise acquire any shares of TARGET Capital Stock. There are no unsatisfied preemptive rights in respect to the capital stock of TARGET. As of May 15, 2003, there are outstanding and unexercised options to purchase a total of 1,222,042 shares of TARGET Common. Schedule 2.2 lists the name of each optionee holding such outstanding and unexercised options and includes with respect to each optionee: (a) the number of options granted; (b) the breakdown of the number of such options which are vested and unvested as of May 15, 2003; (c) the exercise price; (d) identification of the plan, agreement or other document under which the options were issued to the optionee or by which they are governed; and (e) the number of options of the optionee that are qualified and non-qualified pursuant to the Internal Revenue Code.

2.3 Subsidiaries, Affiliates, etc.    All subsidiaries of TARGET and their subsidiaries (hereinafter referred to individually as “Subsidiary” and collectively as “Subsidiaries”) are listed on Schedule 2.3 previously delivered to AHI and ACQUISITION by TARGET. TARGET owns 100% of the outstanding common stock of Superior Bank (sometimes herein referred to as the “Bank Subsidiary”), which is a federal stock savings bank duly organized and validly existing under the Laws of the United States and applicable regulations. Each other subsidiary identified on Schedule 2.3 is owned 100% by its parent as indicated thereon, except with respect to certain REIT preferred stock redeemable at the price and in the manner set forth in Schedule 2.3. Except with respect to the Subsidiaries so listed and as disclosed on Schedule 2.3, neither TARGET nor any Subsidiary owns any material amount of any shares of stock of any corporation or material amount of any equity interest in a partnership, joint venture or other business entity, and neither TARGET nor any of the Subsidiaries controls any other corporation, partnership, joint venture or other business entity by means of ownership, management contract or otherwise. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction set forth opposite its name in Schedule 2.3. Each Subsidiary has full corporate power and authority to carry on its business as it is now being conducted and to own or lease the property and assets it now owns or holds under lease; and is duly qualified or licensed to do business and is in good standing in every other state of the United States or other jurisdictions where the character of its business or the nature of its properties make such qualification or licensing necessary except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on TARGET. Except as listed on Schedule 2.3, none of the Subsidiaries has outstanding, or is bound by, any subscriptions, options, warrants, calls, commitments, rights, “phantom” stock rights, stock-based performance units, Contract, arrangements or undertaking of any kind or agreements to issue any shares of its capital stock or any other securities or indebtedness having the right to vote on any matters on which holders of Subsidiaries common stock may vote, including any right of conversion or exchange under any outstanding security or other instrument and Subsidiaries are not obligated to issue any shares of their capital stock for any purpose. There are no outstanding stock appreciation rights or other rights that are in any way linked to the price of any capital stock of Subsidiaries. There are not any outstanding contractual obligations of a Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock; and all shares of the Subsidiaries are owned by TARGET or one of the Subsidiaries free and clear of all Liens, equities, claims and options of whatever nature and all such shares are validly issued, fully paid and nonassessable. Except as set forth above, Subsidiaries do not have outstanding any other shares of their capital stock or any other securities or indebtedness having the right to vote on any matters on which holder of Subsidiary common stock may vote. There are no unsatisfied preemptive rights in respect to the capital stock of any the Subsidiaries. TARGET has previously delivered to AHI and ACQUISITION true, accurate and complete copies of the currently effective Articles of Association, Incorporation and By-Laws or equivalent organizational documents of each of the Subsidiaries.

2.4 Consents, Approvals, Filings, etc., of Governmental Authorities.    No characteristic of TARGET or any of the Subsidiaries, or of the nature of its or their businesses or operations, requires any Consent, approval or authorization of, or declaration, filing or registration with, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, except for (i) approval of the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. § 1467a(e), 1464, 1842 or 1843, and other state and federal bank, federal savings association and bank holding company regulatory authorities; (ii) any required filing with Arizona Department of Insurance; (iii) any required filing or notification with the Department of Justice and/or Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iv) filing a proxy statement with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder; and (v) filing and recordation of appropriate merger documents as required by the Delaware General Corporation Law.

2.5 Financial Statements.

(a)    Except as disclosed in Schedule 2.5-a previously delivered to AHI and ACQUISITION by TARGET, TARGET has delivered to AHI and ACQUISITION (or will deliver, when available, with respect to periods ended after the date of this Agreement) true, correct and complete copies of the Financial Statements and where applicable are substantively identical to those contained in the TARGET SEC Reports and those filed with any other Regulatory Authority.

(b)    Except as disclosed in Schedule 2.5-a, such Financial Statements (i) were prepared from the Records of TARGET; (ii) were prepared in accordance with GAAP (or, where applicable, regulatory accounting principles) consistently applied throughout the periods involved subject to any exceptions as to consistency made thereon or as may be indicated in the notes thereto or, in the case of unaudited interim consolidated statements, as may be permitted by the SEC on its Form 10-Q; (iii) fairly and accurately present TARGET’s financial condition and the results of its operations, changes in stockholders’ equity and cash flows at the relevant dates thereof and for the periods covered thereby, except that the unaudited interim Financial Statements were or are subject to normal and recurring year-end adjustments which are not, or are not expected to be, material in amount; (iv) contain or reflect all necessary material adjustments and accruals for an accurate presentation of TARGET’s financial condition and the results of operations and cash flows for the periods covered by such financial statements; and (v) where applicable complied in all material respects with the published rules and regulations of the SEC and other Regulatory Authorities.

(c)    The allowance for loan losses contained in the Financial Statements was established in accordance with the past practices and experiences of the Bank Subsidiary, and the allowance for loan losses shown on the consolidated balance sheet of TARGET as of March 31, 2003 was, in the aggregate, adequate in all material respects under the requirements of GAAP (or, if applicable, regulatory accounting principles) to provide for possible losses on loans as of the dates of such balance sheets.

2.6 Absence of Undisclosed Liabilities.    TARGET and the Subsidiaries have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, which were material to TARGET’s consolidated financial position and which were not reflected in the Consolidated Balance Sheet of the Company dated March 31, 2003 (the “March 31, 2003 Balance Sheet”) or in the notes thereto as a Liability or by adequate reserves therefor, which in accordance with generally accepted accounting principles were required to be reflected in such balance sheet or in the notes thereto as a Liability or by adequate reserves therefor except liabilities incurred since March 31, 2003 (the “Balance Sheet Date”) in the ordinary course of business consistent with past practices and which would not have a Material Adverse Effect on TARGET.

2.7 Absence of Changes.    Since the Balance Sheet Date, there have been no changes in the business, results of operations, financial condition or liabilities (accrued, absolute, contingent or otherwise), or other occurrences or events with respect to TARGET and the Subsidiaries which would have a Material Adverse Effect on TARGET Except as disclosed on Schedule 2.7 previously delivered to AHI and ACQUISITION by TARGET, since the Balance Sheet Date, there has not been any change in such business, results of operations, financial condition or liabilities or occurrence of any events of the type prohibited in Section 4.2 hereof (as if the restriction in Section 4.2 commenced as of the Balance Sheet Date) except for dividends paid in the normal course of business.

2.8 Information Statement, etc. None of the information to be contained in the definitive proxy solicitation materials in the form mailed to the shareholders of TARGET pursuant to Section 5.4 hereof will, at the time of such mailing, be false or misleading with respect to any material fact or omit any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by TARGET hereunder with respect to any information which is furnished to TARGET by AHI and/or ACQUISITION for the specific purpose of inclusion in the definitive proxy solicitation material.

2.9 No Violation.    Except as set forth on Schedule 2.9 previously delivered to AHI and ACQUISITION by TARGET, the execution and delivery of this Agreement and the performance of the obligations imposed upon TARGET hereunder and the consummation of the transactions contemplated herein will not constitute or result in a material breach of any term, condition or provision of, or constitute a Default under, or result in the creation of any Lien upon any property or assets of TARGET or any of the Subsidiaries pursuant to (i) any charter or by-law, or (ii) any material agreement or other instrument to which TARGET or any of the Subsidiaries is a party or by which any part of their property is bound, nor will such execution, delivery, performance or consummation violate any Law, or Order binding upon TARGET or any of the Subsidiaries, nor will the same result in the loss of, or by their terms cause a change constituting a Material Adverse Effect on TARGET to any material license, franchise, certificate, legal privilege or legal right enjoyed or possessed by TARGET or any of the Subsidiaries, give any party to any material agreement to which any of them is a party the right of termination or acceleration or give any lender or noteholder, or any trustee for any lender or noteholder, any right to accelerate the maturity of, or increase the rate of interest with respect to, any material indebtedness as to which TARGET or any of the Subsidiaries is the direct or indirect obligor, or to claim any Default or breach with respect thereto.

2.10 Brokerage/Fairness Opinion.    Except as disclosed in Schedule 2.10 previously delivered to AHI and ACQUISITION by TARGET, no broker or finder has acted directly or indirectly for TARGET or any of the Subsidiaries in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finder’s fee or other commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of TARGET or of any of the Subsidiaries. TARGET has received the opinion of Stephens, Inc. dated the date of this Agreement, to the effect that, as of such date, the price per share and the transactions contemplated herein are fair to the shareholders of TARGET from a financial point of view, a copy of which opinion will be made available to AHI promptly after the date of this Agreement.

2.11 Tax Matters.    (a) As of the date of this Agreement, TARGET and the Subsidiaries have filed all federal, state, local and foreign Tax returns required to be filed (“Returns”), and all Taxes shown by such returns to be due and payable have been paid or are reflected as a Liability on the March 31, 2003 Balance Sheet, or are disclosed in Schedule 2.11-a previously delivered to AHI and ACQUISITION by TARGET. TARGET’s federal income tax returns have been filed with the Internal Revenue Service (the “IRS”) through its fiscal year 2001, and all of state, local and foreign tax authorities have been fully paid or such taxes have been fully reserved for in the March 31, 2003 Balance Sheet, and, at the date hereof, TARGET has not given or been requested to give any waiver of any statute of limitations relating to the payment of federal, state, local or foreign Taxes. The reserves for Taxes specifically reflected on the March 31, 2003 Balance Sheet are adequate to cover all federal, state, local and foreign Tax liabilities payable by TARGET and the Subsidiaries for the period prior to the date of such balance sheet. TARGET has previously delivered to AHI and ACQUISITION copies of the federal income tax returns of TARGET and the Subsidiaries for each of the periods ended December 31, 2000 and 2001.

(b)    TARGET and the Subsidiaries as of the Effective Time will have withheld with respect to their employees all federal and state income taxes, and other Taxes required to be withheld, except such Taxes which are not material to TARGET.

(c)    No audit or other examination of any Returns of TARGET or any of the Subsidiaries by any Tax authority is presently in progress, nor has TARGET been notified of any request for such an audit or other examination.

(d)    No adjustment relating to any Returns filed by TARGET or any of the Subsidiaries has been proposed in writing formally or to TARGET’s knowledge informally by any Tax authority to TARGET or any representative thereof.

(e)    Except as described on Schedule 2.11-e previously delivered to AHI and ACQUISITION by TARGET, there is no contract, agreement, plan or arrangement to which TARGET or any of the Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of TARGET or any of the Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. Except as fully disclosed on Schedule 2.11-e, there is no contract, agreement, plan or arrangement to which TARGET is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(f)    Neither TARGET nor any of the Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by TARGET or any of the Subsidiaries.

(g)    Except as described on Schedule 2.11-g previously delivered to AHI and ACQUISITION by TARGET, neither TARGET nor any of the Subsidiaries (i) has ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a consolidated group the common parent of which is TARGET), (ii) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding, (iii) is liable for the Taxes of any other person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (iv) is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes.

(h)    Neither TARGET nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of the Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(i)    None of TARGET’s or the Subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.

2.12 Employee Benefit Plans.

(a)    All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements including golden parachute agreements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) covering any active or former employee, director or consultant of TARGET (“TARGET Employee” which shall for this purpose mean an employee of TARGET or an ERISA Affiliate (as defined below)), any subsidiary of TARGET or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with TARGET within the meaning of Section 414 of the Code (an “ERISA Affiliate”), or with respect to which TARGET has or, to its Knowledge, may in the future have Liability, are listed in Schedule 2.12-a previously delivered to AHI and ACQUISITION by TARGET (the “TARGET Plans”). TARGET has provided or will make available to AHI and ACQUISITION: (i) correct and complete copies of all documents embodying each TARGET Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such TARGET Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Internal Revenue Code in connection with each TARGET Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each TARGET Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any TARGET Plan; (vi) all forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); (vii) the most recent discrimination tests for each TARGET Plan; (viii) the most recent actuarial valuations, if any, prepared for each TARGET Plan; (ix) if the TARGET Plan is funded, the most recent annual periodic accounting of the TARGET Plan assets; and (x) all communication to TARGET Employees relating to any TARGET Plan and any proposed TARGET Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to TARGET or any ERISA Affiliate.

(b)    Each TARGET Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws (foreign or domestic), including but not limited to ERISA and the Internal Revenue Code, which are applicable to such TARGET Plans and all

Returns that are required to be filed have been filed. No Litigation (excluding claims for benefits incurred in the ordinary course of TARGET Plan activities) has been brought, or to the Knowledge of TARGET, is threatened against or with respect to any such TARGET Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of TARGET, threatened by the IRS or Department of Labor (the “DOL”) with respect to any TARGET Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the TARGET Plans have been timely made or accrued. Any TARGET Plan intended to be qualified under Section 401(a) of the Internal Revenue Code and each trust intended to qualify under Section 501(a) of the Internal Revenue Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. No condition or circumstance exists giving rise to a material likelihood that any such TARGET Plan would not be treated as qualified by the IRS. TARGET does not have any plan or commitment to establish any new TARGET Plan, to modify any TARGET Plan (except to the extent required by law or to conform any such TARGET Plan to the requirements of any applicable Law, in each case as previously disclosed to AHI and ACQUISITION in writing, or as required by the terms of any TARGET Plan or this Agreement), or to enter into any new TARGET Plan. Each TARGET Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to AHI and ACQUISITION, TARGET or any of its ERISA Affiliates (other than ordinary administration expenses).

(c)    Neither TARGET, any of its Subsidiaries, nor any of their ERISA Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Internal Revenue Code and at no time has TARGET contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA. Neither TARGET, any of its Subsidiaries, nor any officer or director of TARGET or any of its Subsidiaries is subject to any material Liability or penalty under Section 4975 through 4980B of the Internal Revenue Code or Title I of ERISA. No “prohibited transaction,” within the meaning of Section 4975 of the Internal Revenue Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Internal Revenue Code and Section 408 of ERISA, has occurred with respect to any TARGET Plan which could subject TARGET or its ERISA Affiliates to material Liability.

(d)    None of the TARGET Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither TARGET nor any of the Subsidiaries has represented, promised or contracted to provide such retiree benefits to any TARGET Employee, former employee, director, consultant or other person, except to the extent required by statute.

(e)    Except as would not have a Material Adverse Effect, TARGET is in compliance in all material respects with all applicable material foreign, federal, state and local Laws, respecting employment, employment practices, terms and conditions of employment and wages and hours.

(f)    Except as listed on Schedule 2.12-f previously delivered to AHI and ACQUISITION by TARGET, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby either alone or in connection with any other event will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or TARGET Employee or any of the Subsidiaries under any TARGET Plan or otherwise; (ii) materially increase any benefits otherwise payable under any TARGET Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.13 Property.

(a)    Except as disclosed in Schedule 2.13, previously delivered to AHI and ACQUISITION by TARGET, TARGET or one of the Subsidiaries has marketable title to all real property, insurable at standard rates, and good and indefeasible title to all other assets of TARGET and the Subsidiaries (i) reflected on the

March 31, 2003 Balance Sheet, (ii) thereafter acquired by TARGET or any of the Subsidiaries or (iii) owned by TARGET or any Subsidiary at March 31, 2003 but which assets have been written down to zero since that date (except in each case for assets disposed of since March 31, 2003 in the ordinary course of TARGET’s and the Subsidiaries’ businesses), free and clear of all Liens except for Liens for Taxes if such Taxes shall not at the time be due and delinquent or the same thereafter can be paid without penalty, and such Liens and imperfections of title, if any, which do not materially interfere with the present or proposed use of such property or otherwise materially impair the business operations relating to such property; provided, however, that this representation and warranty shall not extend to those assets of TARGET and the Subsidiaries which in the aggregate are not material to the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole. All real estate owned by TARGET or any of the Subsidiaries, including other real estate owned, is separately listed on Schedule 2.13.

(b)    All tangible property and assets of TARGET or any of the Subsidiaries which are material to the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole, have been well maintained and are in good operating condition and repair, in all material respects, except for ordinary wear and tear.

2.14 Additional Schedules Furnished to AHI and ACQUISITION.    In addition to the Schedules previously delivered to AHI and ACQUISITION pursuant to other provisions of this Agreement, TARGET has previously delivered to AHI and ACQUISITION the following Schedules and true, correct and complete copies of all items listed on such Schedules:

(a)    Certain Contracts, Agreements, Licenses.    Schedule 2.14-a lists as of the date hereof (i) each Contract, including leases, to which TARGET or any Subsidiary is a party which involves or may involve aggregate future payments (whether in payment of debt, as a result of a guarantee or indemnification, for goods or services, royalties or otherwise) by or to any of them of $100,000 or more, other than Contracts which may be canceled on thirty (30) days notice or less without the payment of any penalty or other termination fee; (ii) franchise agreements of TARGET or any Subsidiary; (iii) all material license agreements to which TARGET or any Subsidiary is a party by which TARGET or any Subsidiary grants, or is granted, any right to any trademark, trade name, copyright, patent, know-how or other Intellectual Property; and (iv) each material Contract that restricts (a) the geographical area in which TARGET or any of the Subsidiaries is permitted to operate or (b) TARGET or any of the Subsidiaries from engaging in any line of business within the Financial Services Industry.

(b)    Governmental Licenses, Permits.    Schedule 2.14-b lists all Permits and other evidences of authority of any Regulatory Authority, which Permits and other evidences of authority singly or in the aggregate are material to the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole. TARGET and the Subsidiaries have all necessary governmental authorizations to own their properties and assets and to carry on their business, as now being conducted, the absence of which might have a Material Adverse Effect on the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries taken as a whole.

(c)    Employee Compensation.    Schedule 2.14-c lists as of the date hereof the names of and current annual salary rates for all present officers and employees of TARGET and the Subsidiaries who received $75,000 or more in aggregate compensation (including bonuses) during the fifty-two weeks ending December 31, 2002, or are presently scheduled to receive compensation of $75,000 or more during the fifty-two weeks ending December 31, 2003.

(d)    Insurance.    Schedule 2.14-d sets forth as of the date hereof a list and description of all policies of fire, liability, casualty and other forms of insurance held by TARGET or any of the Subsidiaries. TARGET and the Subsidiaries (i) have adequately insured, by financially sound and reputable insurers, all property of a character usually insured by corporations engaged in the same or similar business similarly situated, against loss or damage of the kinds customarily insured against by such corporations, and (ii) carry, with financially sound and reputable insurers, such other insurance (including, without limitation, liability insurance) and in such amounts as is usually carried by corporations engaged in the same or a similar business, similarly situated. Neither TARGET nor any of the Subsidiaries has been refused any insurance by any insurance carrier to which it has applied for insurance during the past five (5) years because of unacceptable risk.

(e)    Bank Loans.    The loans comprising the loan portfolio of the Bank Subsidiary have been made in the normal course of business and are documented in material compliance with all applicable federal and state Laws. Schedule 2.14-e contains a true, correct and complete listing as of March 31, 2003, which will be updated as of the latest month end prior to Closing, by account, of: (i) all loans in excess of $100,000 of the Bank Subsidiary which have been accelerated during the past twelve (12) months; (ii) all loan commitments or lines of credit of Bank Subsidiary in excess of $100,000 which have been terminated by Bank Subsidiary during the past twelve (12) months by reason of Default or adverse developments in the condition of the borrower; (iii) all loans, lines of credit and loan commitments in excess of $100,000 as to which the Bank Subsidiary has given written notice of its intention to terminate in the past twelve (12) months; (iv) all loans in excess of $100,000 (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that have been classified “doubtful,” “substandard,” “loss,” or the equivalent thereof by Bank Subsidiary or a Regulatory Authority, (D) for which a reasonable doubt exists, in the reasonable judgment of Bank Subsidiary as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loan is less than 90 days past due, (E) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms or (F) where a specific reserve allocation exists in connection therewith (items (i) – (iv) above collectively referred to as “Nonperforming Assets”); and (v) all loans or debts payable or owing to Bank Subsidiary by any executive officer or director of TARGET or any Subsidiary or any other Person deemed an “executive officer” or a “related interest” of any of the foregoing, as such terms are defined in Regulation O of the Federal Reserve Board. The aggregate amount of all Nonperforming Assets as listed on Schedule 2.14-e at March 31, 2003, was $15,019,487 and at Closing there will not be such a change in the Nonperforming Assets as to constitute a Material Adverse Effect on Target.

(f)    Interest Rate Risk Management Instruments.    Schedule 2.14-f lists all interest rate swaps, caps, floors, option agreements and other interest rate risk management arrangements to which TARGET or any of the Subsidiaries is a party or by which any of their properties or assets may be bound. All interest rate swaps, caps, floors, option agreements and other interest rate risk management arrangements to which TARGET or any of the Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the knowledge of TARGET, in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations and are in full force and effect. TARGET and each of the Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued, and to the knowledge of TARGET, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

2.15 Agreements in Force and Effect.    All material Contracts, licenses, certificates, insurance policies, Permits, and franchise agreements of TARGET relating to its business operations and finances are valid and in full force and effect in accordance with their terms, except to the extent in the aggregate not material to the business, results of operations or financial condition of TARGET and the Subsidiaries, taken as a whole. Except as set forth in Schedule 2.15 previously delivered to AHI and ACQUISITION by TARGET, neither TARGET nor any of the Subsidiaries has breached any provision of, or is in Default in any material respect under the terms of, any such Contract, license, certificate, insurance policy, Permit, or franchise agreement, except in such respects as in the aggregate are not material to the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole.

2.16 Litigation, Default.    Except as set forth in Schedule 2.16 previously delivered to AHI and ACQUISITION by TARGET, TARGET and the Subsidiaries have complied with, and are not in default under, any Law (including any reporting laws for cash transactions, suspicious activities, etc.) or Order applicable to any of them, the failure to comply with which in the aggregate might have a Material Adverse Effect on the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole. Except as set forth in Schedule 2.16, neither TARGET nor any Subsidiary is subject to any Order, having continuing effect, of any court, arbitrator or other governmental agency or instrumentality. Except as set forth in Schedule 2.16, there is no Litigation or other proceedings pending or, to the Knowledge of TARGET, threatened, which Litigation or other proceeding might have a Material Adverse Effect on the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole; and neither TARGET nor any Subsidiary has any Knowledge of any reasonable basis for any such claim, action, suit, arbitration, investigation, dispute or other proceeding.

2.17 Consents Required.    The only Consents required by TARGET or any of the Subsidiaries, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, or to avoid any acceleration of the maturity or performance under, or any Default or breach of, or have a Material Adverse Effect on TARGET with respect to, any material indebtedness, Contract, Right, franchise, Permit or other privilege to which TARGET or any Subsidiary is a party, or by which any of their assets are bound, are set forth on Schedule 2.17 previously delivered to AHI and ACQUISITION by TARGET.

2.18 Labor Matters.    There are no labor disputes between (i) TARGET or any of the Subsidiaries; and (ii) any of their respective employees or representatives of such employees which in the aggregate might have a Material Adverse Effect on the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole. Neither TARGET nor any of the Subsidiaries is the subject of any pending organization effort or representation election by or with respect to a labor union.

2.19 Environmental Matters.    Except as set forth in Schedule 2.19 previously delivered to AHI and ACQUISITION by TARGET:

(a)    TARGET and the Subsidiaries are, and have been, in compliance with all Environmental Laws, except for violations which would not have a Material Adverse Effect on TARGET or the Subsidiaries.

(b)    There is no Litigation pending or, to the knowledge of TARGET, threatened before any court, governmental agency, or authority or other forum in which TARGET or any of Subsidiaries has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by TARGET or any of the Subsidiaries nor, to the Knowledge of TARGET, is there any reasonable basis for any Litigation of a type described in this sentence.

(c)    During the period of TARGET’s or any of the Subsidiaries’ ownership or operation of any of their respective current properties, there have been no storage or releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of TARGET’s or any of the Subsidiaries’ ownership or operation of any of their respective current properties to the Knowledge of TARGET, there were no storage or releases of Hazardous Material in, on, under, or affecting any such property.

2.20 Intellectual Property.

(a)    Schedule 2.20-a previously delivered to AHI and ACQUISITION by TARGET to list all material Intellectual Property of TARGET and the Subsidiaries. All of the Intellectual Property rights of TARGET and the Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, there currently are not, any Defaults thereunder by TARGET or a Subsidiary, except where failure to maintain such rights or where such Default would not have a Material Adverse Effect. TARGET or a Subsidiary owns or is the valid licensee of all such Intellectual Property rights free and clear of all Liens or claims of infringement. Neither TARGET nor any of the Subsidiaries nor, to the Knowledge of TARGET, their respective predecessors, has infringed the Intellectual Property rights of others and, to the Knowledge of TARGET, none of the Intellectual Property rights as used in the business conducted by TARGET or the Subsidiaries infringes upon or otherwise violates the Rights of any Person, nor has any Person asserted a claim of such infringement, except where such failure to maintain ownership or a licensee or where such infringement would not have a Material Adverse Effect on TARGET. To the knowledge of TARGET, neither TARGET nor the Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property.

(b)    Except as disclosed on Schedule 2.20-b previously delivered to AHI and ACQUISITION by TARGET or executed in contemplation of the Closing of this transaction, no officer, director, or employee of TARGET or the Subsidiaries is a party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including TARGET or any of the Subsidiaries.

2.21 Reports.    Since January 1, 1997, or the applicable date of organization if later, TARGET and each Subsidiary has timely filed in all material respects all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities, except failures to file which would not impede AHI’s or ACQUISITION’s ability to carry on TARGET’s business in all material respects as presently conducted. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each TARGET or Subsidiary report did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

2.22 No Action.    Neither TARGET nor any of the Subsidiaries has taken any action or has any Knowledge of any fact or circumstance relating to TARGET that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from being consummated, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Sections 2.4 and 2.17 of this Agreement.

2.23 SEC Filings.

(a)    TARGET has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission (“SEC”) since the initial filing date of the registration statement for TARGET’s initial public offering. All such required forms, reports and documents (including those that TARGET may file subsequent to the date hereof) are referred to herein as the “TARGET SEC Reports.” As of their respective dates, the TARGET SEC Reports (i) were prepared in accordance with the requirements of the Securities Act of 1933 or the Securities and Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such TARGET SEC Reports, and, to the extent not included in the Exchange Act or the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the principal executive officers of TARGET and the principal financial officer of TARGET (or each former principal executive officer of TARGET and each former principal financial officer of TARGET, as applicable) has made all certifications required by Section 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the TARGET SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(b)    Superior Financial Services, Inc., an Arkansas corporation (herein referred to as “Operating Subsidiary”), is a wholly owned subsidiary of Bank Subsidiary, is not a registered investment advisor, a licensed broker dealer or a bank dealer and is not required to be such under any federal or state securities laws.

(c)    None of TARGET’s other Subsidiaries is required to file any forms, reports or other documents with the SEC or any state securities regulatory authorities except for such filings which the failure to file is not reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on TARGET or any Subsidiary.

(d)    Except as set forth on Schedule 2.23, neither TARGET nor any of the Subsidiaries is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any of its securities under the Securities Act of 1933.

2.24 Insurance Filings.    (a) Superior Insurance Services, Inc., an Arkansas corporation (herein referred to as “Insurance Agency Subsidiary”), a wholly-owned subsidiary of Superior Financial Services, Inc. is an insurance agency licensed by the Arkansas Insurance Department to sell life, health, property and casualty insurance and is in good standing with such Department. Insurance Agency Subsidiary has filed all forms, reports and documents required to be filed with applicable Regulatory Authorities in which filings are required and has made available to AHI and ACQUISITION such forms, reports and documents in the form filed with the Regulatory Authorities. All such forms, reports and documents were complete and accurate at the time they were filed.

(b)    Southwest Protective Life Insurance Company, an Arizona corporation (“Insurance Company Subsidiary”) is a wholly-owned subsidiary of Superior Financial Services, Inc. and is exclusively engaged in the reinsurance of credit life and disability coverages on underlying loans of Bank Subsidiary customers. Insurance Company Subsidiary has filed all forms, reports and documents required to be filed with applicable Regulatory Authorities in which filings are required and has made available to AHI and ACQUISITION such forms, reports and documents in the form filed with the Regulatory Authorities. All such forms, reports and documents were complete and accurate at the time they were filed.

2.25 Line of Credit.    The $20,000,000 line of credit with Colonial Bank may be paid off in full upon thirty (30) days notice without the payment of any prepayment or other penalty/fees.

2.26 TOMOIO Customers.    Except as disclosed on Schedule 2.26 previously delivered to AHI and ACQUISITION by TARGET, to TARGET’s knowledge, Bank Subsidiary currently has no customers predominately engaged in the business of money order issuance, check cashing or whose predominate source of revenue is derived from credit card transactions related to telephone orders, mail orders or internet orders.

ARTICLE III—REPRESENTATIONS AND WARRANTIES OF AHI AND ACQUISITION

AHI and ACQUISITION hereby represent and warrant to TARGET that:

3.1 Organization, Authority.    AHI is a corporation duly organized, validly existing and in good standing under the Laws of the State of Arkansas, has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and to carry out the transactions contemplated hereby. AHI is a wholly owned subsidiary of Arvest Bank Group, Inc., an Arkansas bank holding company, and AHI wholly owns Arvest Bank, an Arkansas state bank. ACQUISITION is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and to carry out the transactions contemplated hereby.

3.2 Corporate Action.    AHI and ACQUISITION have full corporate power and authority to enter into this Agreement and subject to the approval of the shareholders as required by the Arkansas Business Corporation Act, to consummate the transactions contemplated herein and therein; and this Agreement has been duly executed and delivered by AHI and ACQUISITION, and subject to such approvals, is a valid and binding agreement of AHI and ACQUISITION in accordance with its terms, subject to laws relating to creditor’s rights generally and the consummation by AHI and ACQUISITION has been duly authorized by all corporate action.

3.3 Brokers’ and Finders’ Fees.    All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any Person acting on behalf of AHI and ACQUISITION in such manner as to give rise to any valid claim against TARGET for any broker’s or finder’s fee or similar compensation.

3.4 Information Statement.    The information which is furnished by AHI and ACQUISITION to TARGET for inclusion in the proxy statement pursuant to Section 5.4 hereof will not be false or misleading with respect to any material fact or omit to state a material fact required to be stated therein or necessary to make statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Non-contingent Obligation.    The obligation of AHI and ACQUISITION to consummate the transactions contemplated by this Agreement are not contingent to AHI’s or ACQUISITION’s ability to make the payments referenced in sections 1.1(b) and 1.3.

3.6 Litigation.    There is no Litigation or other proceedings pending or, to the Knowledge of AHI and ACQUISITION, threatened, which Litigation or other proceeding might adversely affect ACQUISITION’s ability to complete the proposed Merger.

3.7 Consents, Approvals, Filings, etc, of Governmental Authorities.    No characteristic of AHI and ACQUISITION or the nature of their businesses or operations, requires any Consent, approval or authorization of, or declaration, filing or registration with, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, except for (i) approval of the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. § 1467a(e), 1464, 1842 or 1843, and other state and federal bank and bank holding company Regulatory Authorities; and (ii) any required filing with Arizona Department of Insurance; (iii) any required filing or notice with the Department of Justice and/or the Federal Trade Commission pursuant to Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; and (iv) filing and recordation of appropriate merger documents as required by the Delaware General Corporation Law.

3.8 Investment Intent.    AHI understands that the common stock of the Surviving Corporation which it will receive pursuant to Section 1.1(a) of this Agreement has not been registered under the Securities Act of 1933, as amended or under any state securities laws and reliance upon exemptions from registration. AHI is acquiring the common stock of the Surviving Corporation for its own account for investment and not for the account of any other person and not for distribution, assignment or resale to others. AHI understands that the stock certificate it will receive will bear a legend imposing restrictions on resale.

ARTICLE IV—CONDUCT OF BUSINESS OF TARGET PRIOR TO EFFECTIVE DATE

OF THE MERGER

TARGET agrees that, except as otherwise consented to by AHI and ACQUISITION, prior to the Effective Time:

4.1 Regular Course of Business of TARGET.    TARGET and the Subsidiaries will carry on their respective businesses diligently in the ordinary course and substantially in the same manner as heretofore, and will use all reasonable efforts to preserve their present business organizations intact, keep available the services of their present officers, agents and employees and preserve their present relationships with Persons having business dealings with them.

4.2 Restricted Activities and Transactions of TARGET.    From the date of this Agreement, neither TARGET nor any of the Subsidiaries shall engage in, or permit to happen, any one or more of the following:

(i)    issue, sell or deliver, split, reclassify, combine or otherwise adjust, or agree to issue, sell or deliver, split, reclassify, combine or otherwise adjust, any stock (except pursuant to exercise of those options described on Schedule 2.2), bonds or other corporate securities of which TARGET or any of the Subsidiaries is the issuer (whether authorized and unissued or held in treasury), or, grant or issue, or agree to grant or issue, any options, warrants or other Rights (including convertible securities) calling for the issue thereof;

(ii)    incur any additional debt obligation for borrowed money (other than indebtedness of TARGET or the wholly-owned Subsidiaries to each other) in excess of an aggregate of $500,000 (for TARGET and the Subsidiaries on a consolidated basis) except in the ordinary course of the business of the Bank Subsidiary consistent with past practices (which shall include for the Bank Subsidiary, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material asset of TARGET or any of Bank Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Financial Statements); or

(iii)    mortgage or pledge any of its assets, tangible or intangible except in the ordinary course of business;

(iv)    except for the sale of assets in the ordinary course of business, sell, lease, exchange or otherwise transfer, or agree to sell, lease, exchange or otherwise transfer, any of its assets, property or Rights to cancel, any debts or claims;

(v)    except in the ordinary course of business, enter, or agree to enter, into any agreement or arrangement granting any preferential Rights or option to purchase any of the assets, property or Rights of TARGET or any of the Subsidiaries or requiring the consent of any party to the transfer or assignment of any such assets, property or Rights;

(vi)    except in the ordinary course of business, make or permit any material amendment or termination of any material Contract, agreement or license to which it is a party;

(vii)    sell or otherwise dispose of (including the granting of any license with respect to), or make or permit any amendment or termination of, or waive any Rights under, any agreement listed in Schedule  2.14-a;

(viii)    make any material change in, or adopt, any profit-sharing, bonus, deferred compensation, insurance, pension, retirement, severance or other employee benefit plan, payment or arrangement or enter into any employment, consulting or management contract;

(ix)    enter into any collective bargaining agreement not heretofore in force;

(x)    except as contemplated by this Agreement, merge or consolidate with any other corporation, acquire control of any other corporation or business entity, or take any steps incident to, or in furtherance of, any of such actions, whether by entering into an agreement providing therefor or otherwise;

(xi)    except in the ordinary course of business, enter into any Contract, agreement, or course of action which may materially increase its liabilities or extends past December 31, 2003;

(xii)    make any material change in any Tax, accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax laws, federal securities laws or regulatory accounting requirements or GAAP; or

(xiii)    other than as provided in Section 5.11, solicit, either directly or indirectly, initiate or encourage any offer for the purchase or acquisition of TARGET and/or the Subsidiaries or any of their material assets by any party other than AHI and ACQUISITION; or enter into negotiations with any party other than AHI and ACQUISITION concerning any such acquisition;

(xiv)    declare, set aside or pay any dividend on its stock in cash, stock or property or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or make any other distributions of its assets to its shareholders, or reclassify, recapitalize, split up or otherwise adjust any of its capital stock provided, however, TARGET may pay a quarterly dividend of up to $0.125/share declared in amounts and determined consistently with past practices, for shareholders of record on the last day of each calendar quarter beginning with the quarter ended June 30, 2003;

(xv)    amend or alter the Certificate of Incorporation or By-Laws of TARGET, or any of the Subsidiaries, except as contemplated herein;

(xvi)    except as pursuant to existing written contracts, pay or become obligated to pay any extraordinary bonus or other compensatory payments to employees, officers or directors of TARGET or the Subsidiaries or to any other Person;

(xvii)    except as pursuant to existing incentive programs and contracts disclosed in the Schedules to this Agreement or as approved in writing by AHI, pay or become obligated for any payments to shareholders, officers, directors or employees, other than existing salaries, retirement payments and directors’ fees at current rates and bonuses except as adjusted in accordance with the existing policies and procedures of TARGET’s Compensation Committee;

(xviii)    enter into any other transaction other than in the ordinary course of business, and except as permitted by this Agreement;

(xix)    except for purchases of investment securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person or business or otherwise acquire direct or indirect control over any Person or business, other than in connection with (i) foreclosures by Bank Subsidiary in the ordinary course of business, or (ii) acquisitions by Bank Subsidiary in its fiduciary capacity;

(xx)    enter into or amend any employment arrangement between TARGET or the Subsidiaries and any Person (unless such amendment is required by Law) that TARGET does not have the unconditioned right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time;

(xxi)    commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of TARGET or the Subsidiaries for material money damages or restrictions upon the operations of TARGET or the Subsidiaries or reject or set aside any existing settlements;

(xxii)    accept or renew any certificate of deposit (i) except in the ordinary course of business; (ii) for terms or rates in excess of those terms or rates generally available to customers of Bank Subsidiary; (iii) for terms or rates in excess of those terms or rates prevailing in Bank Subsidiary’s market area; or (iv) in excess of $100,000 to any Person described in Section 2.14(e)(v);

(xxiii)    purchase or sell any loan participations or make any loans (i) except in the ordinary course of business consistent with policies and procedures of Bank Subsidiary in effect on the date hereof; (ii) to any Person having a loan, line of credit, or loan commitment described in Section 2.14(e)(i)-(iv); or (iii) to any Person described in Section 2.14(e)(v);

(xxiv)    acquire any bank owned life insurance policies or make any investments in fixed rate debt securities with a remaining term of greater than five (5) years except that mortgage-backed securities otherwise meeting TARGET’s existing investment policy provisions may be purchased as long as the expected duration of the securities does not exceed five (5) years using a current three (3) month CPR or PSA projection for seasoned product or, for new production, the current estimated prepayment speeds as published by an acceptable independent source;

(xxv)    knowingly accept an account from any customers predominately engaged in the business of money order issuance, check cashing or whose predominate source of revenue is derived from credit card transactions related to telephone order, mail orders or internet orders; or

(xxvi)    fail to give notice to AHI of all directors’ meetings, committee meetings and management committee meetings of TARGET and the Subsidiaries and allow AHI to have a nominee attend operating committee meetings, such as loan committees and asset/liability committees, solely as an observer.

ARTICLE V—OBLIGATIONS PRIOR AND SUBSEQUENT TO EFFECTIVE TIME

Prior to Effective Time:

5.1 Full Access.    TARGET shall, during normal business hours, afford to the officers and authorized representatives of AHI and ACQUISITION full and unlimited access to its and its Subsidiaries’ properties, books, records and employees including the list of TARGET shareholders, and those of the Subsidiaries, in order that they may have full opportunity to make such investigations as they shall desire of the affairs of TARGET and the Subsidiaries; and TARGET will furnish AHI and ACQUISITION with such additional financial and operating data and other information as to its business and properties and those of the Subsidiaries as AHI and ACQUISITION shall from time to time reasonably request. The Parties agree to cooperate with the formation and implementation of a transition team. In the event of the termination and abandonment of the Merger, all non-public documents shall be returned to TARGET and no non-public information shall be used for any purpose and shall be held in strict confidence by AHI and ACQUISITION and their officers, employees and legal representatives except as may be required in any legal proceeding. The obligations of AHI and ACQUISITION under this section 5.1 shall survive any termination of this Agreement.

5.2 Consents.    TARGET shall use its commercially reasonable efforts to obtain the Consents set forth in Schedule 2.17. AHI and ACQUISITION shall use their commercially reasonable efforts to obtain the Consents set forth in Section 3.7. TARGET shall cooperate with AHI and ACQUISITION to obtain the consents required in Section 2.4.

5.3 Filing Requirements.    TARGET, with respect to itself and the Subsidiaries, and AHI and ACQUISITION, with respect to themselves, will promptly comply with all other filing requirements which federal, state or foreign Law may impose on TARGET, the Subsidiaries, or AHI and ACQUISITION, as the case may be, with respect to this Agreement including promptly preparing and filing any proxy materials with the SEC.

5.4 TARGET Shareholder Meeting.    (a) Promptly after the execution of this Agreement, TARGET shall commence to take such actions as may be necessary to obtain adoption and approval of this Agreement by shareholders of TARGET, including, without limitation, the calling of such meeting and the preparation of preliminary proxy materials for a special meeting of shareholders of TARGET to be held as soon as practicable. AHI and ACQUISITION will furnish to TARGET any information which TARGET may reasonably request in connection with the preparation and filing with the SEC of such preliminary proxy materials. TARGET shall notify AHI promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the proxy statement or for additional information and shall supply AHI with copies of all correspondence between TARGET or any of its representatives, on the one hand, and the

SEC or its staff, on the other hand, with respect to the proxy statement. Upon completion of preparation by TARGET of such preliminary proxy materials, TARGET will furnish to AHI and ACQUISITION copies of such preliminary proxy materials which TARGET proposes to send to its shareholders. TARGET shall not disclose in any proxy material financial and sales information about AHI and ACQUISITION without the prior consent of AHI and ACQUISITION. TARGET shall use its reasonable efforts to cause the proxy statement to be mailed to TARGET’s shareholders as promptly as practicable after filing with the SEC, including by responding as promptly as practicable to any comments of the SEC with respect to the proxy statement.

If at any time after the mailing of proxy solicitation materials and before the Effective Time (i) Any information relating to TARGET, AHI or any of their respective affiliates, officers or directors, should be discovered by TARGET or AHI which should be set forth in an amendment or supplement to the proxy statement, so that the proxy statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovered such information shall promptly notify the other parties thereto or (ii) any event shall have occurred as a result of which, in the opinion of counsel for TARGET or AHI and ACQUISITION, a resolicitation of proxies from the shareholders of TARGET or the preparation of amended or supplemented proxy solicitation materials is necessary or advisable, the parties shall promptly prepare, in accordance with the procedures provided for above, and distribute to the shareholders of TARGET an appropriate amendment or supplement to the proxy solicitation materials previously distributed. Notwithstanding the foregoing, prior to filing the proxy statement, or any amendment or supplement thereto, or prior to responding to any comments of the SEC with respect thereto, TARGET (i) shall provide AHI with a reasonable opportunity to review and comment on such document or response, and (ii) shall include in such document or response all comments.

In connection with the setting of any record date for any shareholders’ meeting, TARGET shall give AHI and ACQUISITION notice of such record date at least five (5) days prior to such record date. Unless TARGET’s Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.4(c), subject to all applicable federal securities laws, TARGET shall use commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of shareholders as required by the Delaware General Corporate Law or applicable NASDAQ National Market requirements to obtain such approval. Unless TARGET’s Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.4(c), each of the Parties shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote or consent of shareholders required by applicable Law and such Party’s Certificate of Incorporation and Bylaws to effect the Merger. TARGET’s obligation to call, give notice of, convene and hold the TARGET Shareholders’ Meeting in accordance with this Section 5.4(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to TARGET of any Acquisition Proposal or any changes in the Board of Directors’ recommendation regarding the Merger.

(b)    Subject to Section 5.4(c): (i) the Board of Directors of TARGET shall recommend that TARGET’s shareholders vote in favor of and adopt and approve this Agreement and the Merger at the TARGET Shareholders’ Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of TARGET has recommended that TARGET’s shareholders vote in favor of and adopt and approve this Agreement and the Merger at the TARGET Shareholders Meeting; and (iii) neither the Board of Directors of TARGET nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to AHI, the recommendation of the Board of Directors of TARGET that TARGET’s shareholders vote in favor of and adopt and approve this Agreement and the Merger.

(c)    Nothing in this Agreement shall prevent the Board of Directors of TARGET from, prior to a favorable vote of the Shareholders, withholding, withdrawing, amending or modifying its recommendation in favor of adopting and approving this Agreement and the Merger or from not including its recommendation in favor of adopting and approving this Agreement and the Merger in the Proxy Statement if (i) a Superior Offer (as defined below) is made to TARGET and not withdrawn, (ii) neither TARGET nor any of its representatives shall have violated any of the restrictions set forth in Section 5.10 and TARGET is not then in breach of this Agreement, (iii) the Board of Directors of TARGET concludes in good faith, after consultation with and receiving advice from its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is necessary in order for the Board of Directors of TARGET to comply with its fiduciary obligations to TARGET’s shareholders under applicable law; and (iv) TARGET complies with the requirements of Section 8.1(h); provided, however, that prior to any commencement thereof, TARGET shall have given AHI at least forty-eight (48) hours notice thereof and the opportunity to meet with TARGET and its counsel. Nothing contained in this Section 5.4 shall limit TARGET’s obligation to hold and convene the TARGET Shareholders’ Meeting (regardless of whether the recommendation of the Board of Directors of TARGET shall have been withdrawn, amended or modified). For purposes of this Agreement, “Superior Offer” shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TARGET pursuant to which those shareholders of TARGET immediately preceding such transaction will hold less than 51% of the equity interest in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by TARGET of substantially all of its assets, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by TARGET), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of TARGET, in each case on terms that the Board of Directors of TARGET determines, in its reasonable judgment to be more favorable and provide higher value to TARGET shareholders (taking into account all terms and conditions and the likelihood of consummation) than the terms of the Merger (after receipt and consideration of written advice of a financial advisor of nationally recognized reputation); provided, however, that such offer shall not be deemed to be a “Superior Offer” if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of TARGET’s Board of Directors to be obtained by such third party on a timely basis.

5.5 Supplements to Information.    From time to time prior to the Effective Time, TARGET will deliver to AHI and ACQUISITION, in writing, information concerning events subsequent to the date hereof in order to keep the information in the Schedules previously delivered timely, complete and accurate.

5.6 Further Assurances.    Each party hereto agrees to execute and deliver such instruments and take such other actions as the other parties may reasonably require in order to carry out the intent of this Agreement. Each party shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the merger in accordance with the terms and conditions of this Agreement.

5.7 Deposit of Funds with Registrar and Transfer Company.    On the Closing Date, AHI and ACQUISITION shall cause to be deposited with Registrar and Transfer Company as depository for the TARGET Common, an amount in immediately available funds equal to $23.75 multiplied by the sum of the total number of shares of TARGET Common issued and outstanding, as of the Closing Date which are to be converted into the right to receive cash as determined pursuant to Section 1.1(b).

5.8 Adverse Changes in Condition.    Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or any of its Subsidiaries or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

5.9 Reports.    Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed.

5.10 No Solicitation.    From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, TARGET and the Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal (as defined below), (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiring or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal or (v) enter into any contract relating to any Acquisition Transaction (as defined below); provided, however, this Section 5.10(a) shall not prohibit TARGET or its Board of Directors from (A) furnishing information regarding TARGET and the Subsidiaries to, entering into a customary confidentiality agreement with or entering into discussions with, any person or group in response to a Superior Offer submitted by such person or group (and not withdrawn), (B) taking the actions described in Section 5.4(c) as permitted thereby, (C) recommending a Superior Offer to TARGET’s shareholders or (D) terminating this Agreement pursuant to Section 8.1(h) in order to immediately thereafter enter into a definitive agreement with respect to such Superior Offer, if in the case of either (A), (B), (C) or (D), (1) neither TARGET nor any representative of TARGET and the Subsidiaries shall have violated any of the restrictions set forth in this Section 5.10, (2) the Board of Directors of TARGET concludes in good faith, after consultation with its outside legal counsel, that such action is necessary in order for the Board of Directors of TARGET to comply with its fiduciary obligations to TARGET’s shareholders under applicable law, (3)(x) at least two (2) business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person or group, TARGET gives AHI written notice of the identity of such person or group and of TARGET’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person or group and (y) TARGET receives from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such person or group by or on behalf of TARGET, and (4) contemporaneously with furnishing any such information to such person or group, TARGET furnishes such information to AHI (to the extent such information has not been previously furnished by TARGET to AHI). Nothing in this Section 5.10(a) shall prevent TARGET or its Board of Directors from complying with Rules  14e-2 and 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal with respect to which no violation of this Section 5.10 shall have occurred. TARGET and the Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer or director of TARGET or any of the Subsidiaries or any investment banker, attorney or other advisor or representative of TARGET or any of the Subsidiaries shall be deemed to be a breach of this Section 5.10 by TARGET.

For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by AHI) relating to any Acquisition Transaction. For the purposes of this Agreement, “Acquisition Transaction” shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from TARGET by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of TARGET or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of TARGET or any of the Subsidiaries, or any merger, consolidation, business combination or similar transaction involving TARGET pursuant to which the shareholders of TARGET immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of TARGET; or (C) any liquidation or dissolution of TARGET.

(b)    In addition to the obligations of TARGET set forth in paragraph (a) of Section 5.10, TARGET as promptly as practicable shall advise AHI orally and in writing of any request received by TARGET for information which TARGET reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by TARGET with respect to, or which TARGET reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. TARGET will keep AHI informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

5.11 REIT.    TARGET agrees to take such actions as AHI and ACQUISITION may reasonably require in order to effect appropriate distributions and/or liquidating distributions from Superior REIT, Inc., a Subsidiary (“REIT”) identified on Schedule 2.3 including the adoption of any appropriate plan of liquidation, distribution and complete liquidation, or upstream merger of such subsidiary, or similar action, all such action to be taken in connection with Closing and effective immediately before the Closing and consummation of the Merger, to the extent that state and federal tax treatment as a qualified real estate investment trust as prescribed under the Internal Revenue Code for the period ending immediately prior to Closing could be accommodated.

5.12 Indemnification.    (a) For a period of six (6) years after the Effective Date, AHI shall cause the Surviving Corporation to indemnify, defend and hold harmless officers, directors and employees of TARGET (each being an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring upon or prior to the Effective Date (including without limitation the transactions contemplated by this Agreement) to the extent authorized under the articles of incorporation and bylaws of TARGET and Delaware law in effect on the date hereof.

(b)    Any Indemnified Party wishing to claim indemnification under this subsection (g), upon learning of any such liability or Litigation, shall promptly notify AHI and the Surviving Corporation thereof. In the event of any such Litigation (whether arising before or after the Effective Date) (i) the Surviving Corporation shall have the right to assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and, upon assumption of such defense, Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified parties advises that there are substantive issues which raise conflicts of interest between the Surviving Corporation and the Indemnified Parties, the Indemnifies Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel of the Indemnified Parties promptly as statements therefor are received; provided, that the Surviving Corporation shall be obligated pursuant to this subsection to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation; and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior consent; and provided further provided that the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determinations hall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c)    For a period of three (3) years after the Effective Time, Surviving Corporation shall, and AHI shall use commercially reasonable efforts to maintain or cause Surviving Corporation to maintain in effect policies of directors’ and officers’ liability insurance with coverage in amount and scope at least as favorable in the aggregate as TARGET’s existing policies with respect to claims arising from facts or events that occurred prior to the Effective Time; provided however, that during such period, Surviving Corporation shall in no event be required to expend pursuant to this Section 5.12(c) more than an amount per year equal to 150% of current premiums paid by TARGET for such insurance, which current premium amount is set forth in Schedule 5.12(c) previously delivered to AHI and ACQUISITION by TARGET; and provided further that if the annual premiums of such insurance exceed such maximum amount, Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d)    TARGET hereby represents and warrants to AHI that it has no Knowledge of any claim, pending or threatened, or of any facts or circumstances that could give rise to any obligation by AHI to provide the indemnification required by this Section 5.12 other than as disclosed in this Agreement, described in any schedule to this Agreement and claims arising from any transaction contemplated by this Agreement.

(e)    The provisions of this Section 5.12 shall survive the Effective Time and are (i) intended to be for the benefit of, and will be enforceable by, each of the Indemnified Parties and their heirs and representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Party may have by contract or otherwise.

5.13 Environmental Assessments.    AHI may have performed on its behalf and its costs, such environmental assessments of all real property owned or leased by TARGET or the Subsidiaries, as it deems desirable.

5.14 Adequate Funding.    AHI and ACQUISITION will obtain sufficient liquid funds to perform Surviving Corporation’s obligations to make the payments required in Sections 1.1(b) and 1.3.

5.15 Regulatory Approvals.    As soon as practicable after the execution of this Agreement, AHI and ACQUISITION shall prepare, with the assistance of TARGET, all necessary filings with any Federal or State banking Regulatory Authorities which may be necessary for approval to consummate the transactions contemplated by this Agreement and shall use commercially reasonable efforts to secure all such approvals as soon as practicable. Copies of all such filings shall be furnished in advance to TARGET and its counsel except to the extent that the Regulatory Authority maintains such filings as confidential.

5.16 Resignations.    TARGET shall use commercially reasonable efforts to obtain and tender resignations, or give such notice of such meetings as may be necessary, and as requested by AHI, so that at Closing Surviving Corporation and the Subsidiaries may elect such officers and directors at Closing as they deem desirable.

5.17 Assumption of Obligations Related to the Trust Preferred Securities.    At or prior to the Closing Date, the Parties shall take all steps and enter into all documentation necessary or required for the Surviving Corporation and/or such successor as contemplated by AHI to succeed and be substituted for TARGET and assume its obligations under that certain Indenture, dated as of March 26, 2003, by and between TARGET and U.S. Bank, National Association (“U.S. Bank”), and that certain Guarantee Agreement, dated as of March 26, 2003, by and between TARGET and U.S. Bank and that certain Indenture, dated as of December 18, 2001, by and between TARGET and State Street Bank and Trust Company of Connecticut, National Association (“State Street”) and that certain Guarantee Agreement, dated as of December 18, 2001 (collectively the “Indentures” and “Guarantees”) copies of which are set forth in Schedule 2.14-a), relating to trust preferred securities, including, without limitation, the execution and delivery of a supplemental indenture satisfactory in form to U.S. Bank and State Street as trustees. In addition, the Parties shall take all steps necessary or required to effectuate the resignation or removal of the administrators under the Amended and Restated Declaration of Trusts dated December 18, 2001 and March 26, 2003 copies of which are set forth in Schedule 2.3.

ARTICLE VI—CONDITIONS TO TARGET’S OBLIGATIONS

Each and every obligation of TARGET under this Agreement to be performed on or before the Effective Time shall be subject to the satisfaction, on or before the Closing Date, of the following conditions, provided that the failure to satisfy the condition would prevent AHI or ACQUISITION from consummating the Closing or the transactions contemplated hereby.

6.1 Representations and Warranties True.    The representations and warranties contained in Article III hereof shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date (except for changes contemplated by this Agreement). AHI and ACQUISITION shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or on the Closing Date. AHI and ACQUISITION shall have furnished TARGET with certificates of AHI and ACQUISITION signed by a President or a Vice President to the foregoing effect to the best of his or her Knowledge.

6.2 No Governmental or Other Proceeding or Litigation.    No Order shall be in effect which restrains or prohibits the transactions contemplated hereby, and no Litigation or proceeding by any governmental body shall have been instituted or threatened which materially challenges and interferes with the right of Parties to consummate the Closing or the transactions contemplated hereby.

6.3 Approvals and Consents.    All approvals of applications to Regulatory Authorities, federal, state, foreign or local, and all approvals of shareholders of ACQUISITION, the granting of which is necessary for the consummation of the Merger shall have been obtained.

ARTICLE VII—CONDITIONS TO OBLIGATIONS OF AHI AND ACQUISITION

Each and every obligation of AHI and ACQUISITION under this Agreement to be performed on or before the Effective Time shall be subject to the satisfaction, on or before the Closing Date, of the following conditions:

7.1 Representations and Warranties True.    The representations and warranties contained in Article II hereof shall be in all material respects true and accurate as of the date when made and at and as of the Closing Date (except for changes contemplated by this Agreement). TARGET shall have performed and complied in all material respects with each and every covenant and agreement required to be performed or complied with by it prior to or on the Closing Date. TARGET shall have furnished AHI and ACQUISITION with a certificate of TARGET signed by its Chief Executive Officer, President, Chief Financial Officer and Chief Administrative Officer to the foregoing effect to the best of their Knowledge.

7.2 No Governmental or Other Proceeding or Litigation.    No Order shall be in effect which restrains or prohibits the transactions contemplated hereby or which restricts the right of AHI and ACQUISITION to own or operate any part of the business of TARGET or the Subsidiaries, and no Litigation or proceeding by any governmental body shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or which challenges the right of AHI and ACQUISITION to own or operate any part of the business of TARGET or the Subsidiaries.

7.3 Approvals and Consents.    All approvals of applications to Regulatory Authorities (without any requirement or condition of divestiture or discontinuance of any asset or operation of TARGET or its Subsidiaries or AHI and ACQUISITION, its subsidiaries and affiliates, or any other condition or restriction any of which in the reasonable good faith judgment of the board of directors of AHI would so materially adversely impact the economic benefits of the transaction as contemplated by this Agreement so as to render inadvisable the consummation of the Merger), federal, state, foreign or local, and all approvals of shareholders of TARGET and any private Persons, the granting of which is necessary for the consummation of the Merger, for preventing the termination of any material right, privilege, license or agreement of, or any material loss or disadvantage to, or the withholding of which might have a Material Adverse Effect on the business, results of operations, prospects or financial condition of TARGET and the Subsidiaries, taken as a whole, upon the consummation of the Merger, shall have been obtained provided, that if the failure of any Regulatory Authority to issue a required approval is based on AHI’s or ACQUISITION’s capitalization or capital structure which is unacceptable under applicable policies and published guidelines of such Regulatory Authority, then such absence of regulatory approval shall not be a condition to AHI’s or ACQUISITION’s obligations to close the transaction.

7.4 Secretary’s Certificate.    AHI and ACQUISITION shall have received a certificate, dated the Closing Date, from the Secretary of TARGET which certifies to the number of shares of TARGET Common which were issued and outstanding as of the close of business on the business day immediately preceding the date of such certificate.

7.5 Dissenting Shares.    TARGET shall not have received from shareholders entitled to appraisal rights and owning more than five percent (5%) of the outstanding shares demands in writing for the appraisal of their shares consistent with the provisions of the Dissenter’s Statute. The notice period during which shareholders of TARGET entitled to appraisal rights much demand in writing the appraisal of their shares in accordance with the Dissenter’s Statute shall have expired.

7.6 Settled Litigation.    With respect to the Stipulation and Agreement of Compromise, Settlement, and Release filed on April 24, 2003 in Sebastian County Circuit Court, Fort Smith Division, the Confidential Mutual Release and Settlement Agreement dated April 23, 2003, and the Stipulation and Agreement of Compromise, Settlement, and Release entered into and filed with the United States District Court in the Eastern District of Arkansas in the Western Division, all as set forth on Schedule 2.16 representing the filed settlement agreements with respect to litigation known as the “Bauman litigation” described in Item 3 of TARGET’s Form 10-K for fiscal year ended December 31, 2002, there shall not have occurred prior to the Effective Time any unanticipated actions, events, circumstances, changes, or instances of commenced or threatened litigation, with respect to such settled litigation and/or the subsequent judicial process and approvals, fairness hearings and final approvals, or any other instances of litigation commenced or threatened based on the same facts and activities upon which such settled litigation was based or involved, which in the reasonable good faith judgment of the board of directors of AHI would materially change the economic cost or risk to TARGET as would be contemplated under the settlement agreements if finally approved as written, or would materially adversely impact the economic benefits of the transaction as contemplated by this agreement so as to render inadvisable a consummation of the Merger.

7.7 Environmental Assessment.    The Environmental Assessments described in Section 5.13 shall not have revealed any condition which would constitute a Material Adverse Effect on TARGET.

ARTICLE VIII—TERMINATION

8.1 Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of TARGET:

(a)    by mutual written consent duly authorized by the Board of Directors of AHI and TARGET;

(b)    by either TARGET or AHI if the Merger shall not have been consummated (i) within nine (9) months after the date of this Agreement, or (ii) in the event the delay is solely the result of the failure to obtain approval of Regulatory Authorities, within one (1) year after the date of this Agreement, unless extended by the Boards of Directors of TARGET and AHI for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

(c)    by either TARGET or AHI if a Regulatory Authority shall have issued an Order, or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order shall have become final and nonappealable;

(d)    by either TARGET or AHI if either: (i) the TARGET Shareholders’ Meeting (including any adjournments thereof) shall have been held and completed and the shareholders of TARGET shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the shareholders of TARGET contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to TARGET where the failure to obtain TARGET shareholder approval shall have been caused by the action or failure to act of TARGET, and such action or failure to act constitutes a breach by TARGET, of this Agreement;

(e)    by TARGET, upon a breach of any covenant or agreement on the part of AHI or ACQUISITION set forth in this Agreement, or if any representation or warranty of AHI or ACQUISITION shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, if such breach would prevent AHI or ACQUISITION from consummating the Closing or the transactions contemplated hereby, provided, that if such inaccuracy in AHI or ACQUISITION’s representations and warranties or breach by AHI or ACQUISITION is curable by AHI or ACQUISITION through exercise of commercially reasonable efforts, then TARGET may not terminate this Agreement pursuant to this Section 8.1(e) for thirty (30) days after delivery of written notice from TARGET to AHI and ACQUISITION of such breach, provided, that AHI and/or ACQUISITION continue to exercise commercially reasonable efforts to cure such breach (it being understood that TARGET may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by AHI or ACQUISITION is cured during such thirty-day period);

(f)    by AHI upon a breach of any covenant or agreement on the part of TARGET set forth in this Agreement, or if any representation or warranty of TARGET shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in TARGET’s representations and warranties or breach by TARGET is curable by TARGET through exercise of its commercially reasonable efforts, then AHI may not terminate this Agreement pursuant to this Section 8.1(f) of thirty (30) days after delivery of written notice from AHI or TARGET of such breach, provided, that TARGET continues to exercise commercially reasonable efforts to cure such breach (it being understood that AHI may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by TARGET is cured during such thirty-day period);

(g)    by AHI if a Triggering Event (as defined below) shall have occurred; and

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board of Directors of TARGET or any committee thereof shall for any reason have withheld, withdrawn or refrained from making or shall have modified, amended or changed in a manner adverse to AHI its recommendation on favor of the adoption of this Agreement or the approval of the Merger; (ii) TARGET shall have failed to include in the Proxy Statement the recommendation of the Board of Directors of TARGET in favor of the adoption of this Agreement and the approval of the Merger; (iii) the Board of Directors of TARGET fails to reaffirm its recommendation in favor of the adoption of this Agreement within fifteen (15) business days after ABG requests in writing that such recommendations be reaffirmed at any time following the public announcement and during the pendency of an Acquisition Proposal; (iv) the Board of Directors of TARGET or any committee thereof shall have recommended to the shareholders of TARGET or approved any Acquisition Proposal; (v) TARGET shall have entered into any agreement or contract accepting any Acquisition Proposal; (vi) TARGET shall have breached any of the provisions of Section 5.10 of this Agreement or (vii) a tender or exchange offer relating to not less than 15% of the then outstanding shares of capital stock of TARGET shall have been commenced by a person unaffiliated with AHI and TARGET shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that TARGET recommends rejection of such tender or exchange offer.

(h)    by TARGET prior to the vote of the shareholders of TARGET on the Agreement, if, after receiving a Superior Offer and in the absence of any prior breach of the provisions of Section 5.11 of this Agreement, the Board of Directors of TARGET determines in good faith, after consulting with outside legal counsel, that such action is necessary to comply with the fiduciary duties of the Board of Directors of TARGET under applicable law; provided, however, that TARGET may not terminate this Agreement pursuant to this subsection (h) until two (2) days have elapsed following delivery to AHI of written notice of such determination of TARGET (which written notice will inform AHI of the material terms and conditions of the Superior Offer); provided, further, that such determination and the right to terminate under this

Section 8.1(h) shall not be effective until TARGET has made payment to AHI of the amounts required to be paid pursuant to Section 8.3(b)(i) and TARGET has entered into an agreement to consummate the Superior Offer.

(i)    by AHI

(i)    if any of the conditions to the obligations of AHI set forth in Article VII have not been satisfied or waived by AHI at closing or AHI reasonably determines that the timely satisfaction of any condition set forth in Article VII has become impossible (other than as a result of any failure on the part of AHI or Acquisition to comply with or perform any covenant or obligation of AHI or Acquisition set forth in this Agreement);

(ii)    in the event of a discovery by AHI of unknown or undisclosed liabilities which AHI in its sole, but reasonable, discretion deems significant and could be likely to cause a Material Adverse Effect on TARGET;

(iii)    in the event there has been a Material Adverse Effect on TARGET or AHI.

(j)    By TARGET if any of the conditions to the obligations of TARGET set forth in Article VI have not been satisfied or waived by TARGET at closing or TARGET reasonably determines that the timely satisfaction of any condition set forth in Article VI has become impossible (other than as a result of any failure on the part of TARGET to comply with or perform any covenant or obligation of TARGET set forth in this Agreement) but only if the failure to satisfy the condition would prevent AHI or ACQUISITION from consummating the Closing or the transactions contemplated hereby;

8.2 Notice of Termination; Effect of Termination.    Any termination of this Agreement under Section 8.1 will be effective immediately upon (or if termination is pursuant to Section 8.1(e) or 8.1(f) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice thereof by the terminating party to the other Parties. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, with no liability of Party to the other Parties, except (i) the provisions set forth in this Section 8.2, Section 8.3 and Article IX (Miscellaneous Provisions), shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any intentional or willful breach of this Agreement.

8.3 Fees and Expenses.    (a) Except as set forth in Section 8.2 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated.

(b)(i)    TARGET shall pay to AHI in immediately available funds, within one (1) business day after demand by AHI an amount equal to $6,345,000.00 (the “Termination Fee”) if this Agreement is terminated by AHI pursuant to Section 8.1(g) or by TARGET pursuant to Section 8.1(h).

(ii)    If (A) this Agreement is terminated by AHI or TARGET, as applicable, pursuant to Sections 8.1(b) or (d)(i), (B) prior to such termination a third party shall have announced an Acquisition Proposal and (C) within twelve (12) months following the termination of this Agreement a TARGET Acquisition is consummated or TARGET enters into an agreement or binding letter of intent providing for a TARGET Acquisition, then TARGET shall pay AHI in immediately available funds at or prior to consummating such TARGET Acquisition an amount equal to the Termination Fee.

(iii)    Each of TARGET, AHI and ACQUISITION acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, AHI would not enter into this Agreement; accordingly, if TARGET fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b) and, in order to obtain such payment, AHI makes a claim that results in a judgment against TARGET for the amounts set forth in this Section 8.3(b), TARGET shall pay to AHI its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

ARTICLE IX—MISCELLANEOUS PROVISIONS

9.1 Definitions.    Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

“Acquisition Proposal” shall have the meaning set forth in Section 5.11(a).

“Affiliate” of a Person shall mean any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

“Agreement” shall have the meaning set forth in the preamble.

“Bank Subsidiary” shall have the meaning set forth in Section 2.3.

“Closing Date” shall mean the date on which the Closing occurs.

“Common Stock” shall mean the common stock, par value $.01 per share, of TARGET.

“Consent” shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

“Contract” shall mean any written agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

“Default” shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

“Dissenters’ Statute” shall mean Section 262 of the Delaware General Corporation Law.

“Dissenting Shares” shall mean any shares of TARGET Common Stock with respect to which the record or beneficial holder has properly perfected the holder’s rights to dissent under the Dissenters’ Statute.

“Effective Time” shall mean the time at which an executed certificate of Merger has been duly filed in the office of the Delaware Secretary of State (or such later time as may be agreed in writing by Target and AHI and specified in the Certificate of Merger).

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 2.12(a).

“Financial Statements” shall mean (i) the unaudited consolidated balance sheet as of March 31, 2003 and the audited consolidated balance sheet as of December 31, 2002 (including related notes and schedules, if any) of TARGET; (ii) the unaudited consolidated statements of income and statements of shareholders equity for the period ended March 31, 2003 and the audited consolidated statements of income, cash flows and shareholders equity for the year ended December 31, 2002 (including related notes and schedules, if any) of TARGET; (iii) all Thrift Financial Reports, including any amendments thereto, filed with any Regulatory Authorities by Bank Subsidiary for the year ended December 31, 2002 and the three month period ended March 31, 2003, and all Thrift Financial Reports to be filed after the date hereof until the Closing, together with any correspondence among the Bank Subsidiary and any Regulatory Authority concerning any of the foregoing financial statements or the financial position of Bank Subsidiary and (iv) each other consolidated balance sheet, income statement and shareholders equity, contained in the TARGET SEC Reports (iv) the unaudited consolidated balance sheet, statement of income and statement of shareholders equity for TARGET as of March 31, 2003.

“GAAP” shall mean generally accepted accounting principles as applied in the United States of America, consistently applied during the periods involved.

“Hazardous Material” shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

“Indemnified Party” shall have the meaning set forth in Section 5.12(a).

“Intellectual Property” shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other Intellectual Property rights.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, Chief Executive Officer, President, Chief Financial Officer, and/or Chief Operating Officer of such Person.

“Law” shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its subsidiaries which are not yet due and payable, and (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

“Litigation” shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential Liability or invoking or seeking to invoke legal process to obtain information relating to or affecting a Party, its business, its assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

“Material Adverse Effect” with respect to any Party shall mean an event, change, circumstance, inaccuracy, violation or occurrence which, individually or together with any other event, change, circumstance, inaccuracy, violation or occurrence, has or would reasonably be considered to have a material adverse effect on (i) the assets (including intangible assets) financial position, business, or results of operations of such Party and its Subsidiaries, taken as whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement in accordance with applicable Law.

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

“Party” shall mean either TARGET or AHI or ACQUISITION and “Parties” shall mean collectively, TARGET, AHI and ACQUISITION.

“Permit” shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

“Person” shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, bank, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Professional Costs” shall mean all costs and expenses of TARGET related to the transactions contemplated by this Agreement including expenses for attorneys, accountants, and financial advisers.

“Proxy Statement” shall mean the proxy statement used by TARGET to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

“Regulatory Authorities” shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, Office of Thrift Supervision, the Federal Deposit Insurance Corporation, the Office of the Comptroller of Currency, the Arkansas State Bank Department, Securities and Exchange Commission, and all other federal and state regulatory agencies and public authorities having jurisdiction over the Parties and their respective Subsidiaries.

“Rights” shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or Rights convertible into or exchangeable for, shares of the capital stock of a Person.

“Shareholders’ Meeting” shall mean the meeting of the shareholders of TARGET to be held pursuant to 5.4 of this Agreement, including any adjournment or adjournments thereof.

“Subsidiaries” shall mean all those corporations, banks, associations, or other entities of which TARGET owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such equity the equity securities of which are owned or controlled in a fiduciary capacity.

“Superior Offer” shall have the meaning set forth in Section 5.4(c).

“TARGET Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving TARGET pursuant to which those shareholders of TARGET immediately preceding such transaction will hold less than 35% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by TARGET of assets representing in excess of 35% of the aggregate fair market value of TARGET’s business immediately prior to such sale or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by TARGET), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 35% of the voting power of the then outstanding shares of capital stock of TARGET.

“TARGET Employee” shall have the meaning set forth in Section 2.12(a).

“TARGET SEC Reports” shall have the meaning set forth in Section 2.23(a).

“Tax” or “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

“Termination Fee” shall have the meaning set forth in Section 8.3(b)(i).

“Triggering Event” shall have the meaning set forth in Section 8.1(g).

9.2 Amendment and Modification.    To the fullest extent provided by applicable Law, this Agreement may be amended, modified and supplemented by mutual consent of the respective Boards of Directors of TARGET and ACQUISITION at any time prior to the Effective Time with respect to any of the terms contained herein except to the extent after a vote of the shareholders of TARGET approving the Merger, such amendment, modification or supplement would require the approval of the shareholders of TARGET.

9.3 Waiver of Compliance.    Any failure of TARGET or AHI or ACQUISITION to comply with any obligation, covenant, agreement or condition herein may be expressly waived to the extent permitted under applicable Law and which after a vote of the shareholders of TARGET approving the Merger would not require the approval of the shareholders of TARGET, in writing by the Chairman of the Board, President or Executive Vice President of TARGET or AHI or ACQUISITION, as the case may be, provided, however, such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses.    Except as provided in Section 8.2 and 8.3, each of the Parties hereto will pay its own expenses incurred in connection with this Agreement or any transaction contemplated by this Agreement.

9.5 Investigation and Confidentiality.

(a)    Prior to the Effective Time, TARGET shall keep AHI and ACQUISITION advised of all material developments relevant to its business and to consummation of the Merger and shall permit AHI and

ACQUISITION to make or cause to be made such investigation of the business and properties of it and the Subsidiaries and of their respective financial and legal conditions as they may reasonably request, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

(b)    Prior to the Effective Date, AHI and ACQUISITION may have a representative at the offices of TARGET or any of the Subsidiaries during regular business hours to observe the operations of TARGET and the Subsidiaries provided that such activity shall not interfere unnecessarily with normal operations.

(c)    In connection with any investigation or activity performed pursuant to this Agreement, AHI and ACQUISITION shall comply in all respects with the provisions of that certain Confidentiality Agreement, dated March 5, 2003 between Arvest Bank Group, Inc. and TARGET which Confidentiality Agreement shall survive the termination of this Agreement.

9.6 Press Releases.    Prior to the Effective Time, TARGET and AHI shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby and shall not issue any such press release or other public disclosure relating to this Agreement or the transactions contemplated hereby prior to such consultation, except as may be required by Law.

9.7 Representations and Warranties, etc.    The respective representations and warranties of each party contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other party hereto.

9.8 Non-Survival of Representations and Warranties.    Except covenants that by their terms survive the Effective Time, the representations and warranties of TARGET, AHI and ACQUISITION contained in this Agreement or in any certificate or instrument delivered pursuant to Articles VI and VII shall terminate at the Effective Time

9.9 Severability.    In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10 Other Remedies; Specific Performance.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.11 Rules of Construction.    The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.12 Interpretation.

(a)    When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement or delivered pursuant to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

(b)    For purposes of this Agreement, an “agreement,” “arrangement,” “contract,” “commitment” or “plan” shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

9.13 Notices.    All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given as follows:

(a)	If to TARGET, when received by TARGET at:

C. Stanley Bailey

Superior Financial Corp.

16101 La Grande Drive, Suite 103

Little Rock, Arkansas 72223

Facsimile: (501) 324-7238

or to such other Person as TARGET shall designate in writing, delivered to AHI and ACQUISITION in the manner provided in this Section 9.13, with a copy to:

Willard H. Henson

Miller, Hamilton, Snider & Odom, L.L.C.

One Commerce Street, Suite 305

Montgomery, Alabama 36104

Facsimile: (334) 265-4533

(b)	If to AHI and ACQUISITION,
when received by AHI and ACQUISITION at:

Arvest Holdings, Inc.

125 West Central Avenue, Suite 218

Bentonville, Arkansas 72712

Attn: Richard D. Chapman

or to such other Person as ACQUISITION shall designate in writing, delivered to TARGET in the manner provided in this Section 9.13, with a copy to:

HILBURN, CALHOON, HARPER, PRUNISKI & CALHOUN, LTD.

One Riverfront Place, Suite 800

P. O. Box 5551

North Little Rock, AR 72119

Facsimile: (501) 372-2029

ATTENTION: Ken F. Calhoon

9.14 Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

9.15 Governing Law.    This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the Laws of the State of Arkansas, except insofar as the internal law of any other political entity or jurisdiction shall specifically and mandatorily apply to any of the transactions contemplated hereby. Any lawsuits arising under this Agreement or as a result of the Merger or the transactions contemplated hereby will be brought only in the United States District Court for the Eastern District of Arkansas or the Courts of Pulaski County, Arkansas, and the parties hereto consent to the exclusive jurisdiction of these courts and waive any objection to the jurisdiction of these courts or that these courts are an inconvenient forum.

9.16 Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.17 Entire Agreement; Third Party Beneficiaries.    This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Exhibits, Schedules and other documents referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood, however, that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive the termination of this Agreement; and (b) except with respect to the Indemnified Parties under Section 5.12, are not intended to confer upon any other person any rights or remedies hereunder.

9.18 Disclosure Memorandum.    Each of the schedules described herein as having been delivered to AHI and ACQUISITION by TARGET, have been delivered to AHI and ACQUISITION prior to the execution of this Agreement as part of the TARGET Disclosure Memorandum all of which such schedules are deemed to be incorporated herein and made a part hereof by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered all as of the day and year set forth above.

ARVEST HOLDINGS, INC.

By:	/s/ JIM WALTON
Title:	President

AHI ACQUISITION, INC.

By:	/s/ JIM WALTON
Title:	President

SUPERIOR FINANCIAL CORP.

By:	/s/ C. STANLEY BAILEY
Title:	Chairman & CEO

ANNEX B

May 15, 2003

Members of the Board of Directors

Superior Financial Corp.

16101 La Grande Drive, Suite 103

Little Rock, AR 72223

Members of the Board:

We have acted as your financial advisor in connection with the proposed merger agreement dated May 15, 2003 (the “Merger Agreement”) of Superior Financial Corp. (“Superior”) with AHI Acquisition, Inc., a wholly owned subsidiary of Arvest Holdings, Inc. (collectively, “Arvest”) in a transaction (the “Transaction”) in which each issued and outstanding share of Superior’s common stock, par value $0.01 per share, will be converted into the right to receive $23.75 in cash. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness to the disinterested shareholders of Superior from a financial point of view of the consideration to be received by such shareholders in the Transaction. For purposes of this opinion, the term “disinterested shareholders” means holders of Superior’s one class of publicly traded common stock (the “Common Stock”) other than (1) directors and executive officers of Superior, (2) any holder of five percent or more of the outstanding shares of Common Stock and (3) Arvest and its affiliates.

In connection with rendering our opinion we have:

(i)	reviewed certain publicly available financial statements and reports regarding Superior;

(ii)	reviewed certain internal financial statements and other financial and operating data (including financial projections) concerning Superior prepared by management of Superior;

(iii)	reviewed the reported prices and trading activity for the Common Stock of Superior;

(iv)	compared the financial performance of Superior and the prices and trading activity of the Common Stock with that of certain other publicly-traded banking companies;

(v)	analyzed the financial terms, to the extent publicly available, of certain other transactions in the banking industry;

(vi)	discussed with management of Superior the operations of and future business prospects for the Company;

Investment Bankers

www.stephens.com

111 Center Street      Post Office Box 3507      Little Rock, Arkansas 72203-3507      501-374-4361      Fax 501-377-2674

(vii)	reviewed the Merger Agreement;

(vii)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with Arvest; and

(ix)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Superior, and our opinion is based upon such information. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion, recognizing that we are rendering only an informed opinion and not an appraisal or certification of value. With respect to the financial projections prepared by management of Superior, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Superior. We have not been provided with, and did not have any access to, any financial projections of the Company prepared by management of the Company for periods beyond 2003, and, upon advice of the Company’s management and with the Company’s consent, we have relied upon guidance from management of the Company with respect to the appropriate growth rates and other relevant factors in analyzing the future financial performance of the Company through 2007. We are not an expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowances for losses with respect thereto or otherwise and have assumed, with your consent, that such allowances for Superior are adequate to cover such losses. In addition, we have not assumed responsibility for reviewing the liabilities of Superior or any individual loan or credit files or making an independent evaluation, appraisal or physical inspection of the assets or individual properties of Superior, nor have we been furnished with any such evaluations or appraisals.

We have also assumed, with your consent, that there have been no material changes in Superior’s assets, liabilities, financial condition, results of operations, business or prospects since the date of Superior’s last financial statement reviewed by us and that off-balance sheet activities of Superior, including derivatives and other similar financial instruments, will not materially and adversely affect the future financial position or results of operations of Superior. We have further assumed, with your consent, that in the course of obtaining the necessary regulatory and third party consents for the Transaction, no restriction or requirement will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction or the transactions contemplated thereby, and that the Transaction will be consummated in accordance with the terms of the Merger Agreement, without amendment thereto, and without any waiver by either party of any material conditions thereunder. Finally, our opinion is based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with mergers and acquisitions, private placements, negotiated underwritings, and valuations for estate, corporate and other purposes. We are familiar with Superior have provided investment banking and brokerage services to Superior and issue periodic research reports regarding its business activities and prospects. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Superior. Stephens is acting as a financial advisor to Superior in connection with the Transaction and will receive a fee and reimbursement of expenses in connection with the Transaction, a significant portion of which is contingent upon the consummation of the Transaction. In addition, the Company has agreed to indemnify Stephens for certain liabilities that may arise out of the rendering of this opinion.

This opinion is for the use and benefit of the Board of Directors of Superior. Our opinion does not address the merits of the underlying decision by Superior to engage in the Transaction and does not constitute a recommendation to any shareholder of Superior as to how such shareholder should vote on the proposed Transaction.

B-2

Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the disinterested shareholders of Superior in the proposed Transaction is fair to them from a financial point of view.

This opinion and a summary discussion of our underlying analyses and role as your financial advisor may be included in communications to the Company’s shareholders provided that we approve of such disclosures prior to publication.

Very truly yours,

STEPHENS INC.

B-3

ANNEX C

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262.    Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

SUPERIOR FINANCIAL CORP.

SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 7, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SUPERIOR FINANCIAL CORP.

The undersigned stockholder(s) of Superior Financial Corp. hereby appoint(s) C. Stanley Bailey and C. Marvin Scott or either of them, as proxies, each with full power to appoint his substitute, to represent and to vote, with all the powers the undersigned would have if personally present, all the shares of Common Stock, $0.01 par value per share, of Superior Financial Corp. held of record by the undersigned on June 16, 2003 at the special meeting of stockholders to be held at 16101 LaGrande Drive, Suite 103, Little Rock, Arkansas 72223, on August 7, 2003 at 10:00 a.m. local time, or at any adjournments or postponements thereof, as described in the accompanying notice of special meeting and proxy statement, receipt of which is hereby acknowledged.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given to the contrary, this proxy will be voted for the approval of the merger agreement and the resulting merger in accordance with the recommendation of the board of directors of Superior Financial Corp. The proxies cannot vote your shares unless you sign and return this proxy card.

The board of directors of Superior Financial Corp. recommends a vote FOR the merger agreement and the merger proposal.

Proposal.    To approve and adopt the Agreement and Plan of Merger, dated May 15, 2003, among Superior Financial Corp., Arvest Holding, Inc. and AHI Acquisition, Inc. and the resulting merger, whereby a wholly owned subsidiary of Arvest Holdings, Inc. will merge with and into Superior Financial Corp., which will survive the merger and become a wholly owned subsidiary of Arvest Holdings, Inc., as described in the accompanying proxy statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The proxies are hereby authorized to vote, in their discretion, upon other business as may come before the special meeting or any adjournment or postponement thereof, including adjourning the meeting to permit the further solicitation of proxies, if necessary.

(Reverse side of proxy card)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR THE APPROVAL OF THE MERGER AGREEMENT AND MERGER.

DATED: , 2003
PLEASE SIGN HERE
Please date this proxy and sign your name exactly as it appears on this proxy card.
Where there is more than one owner, each must sign. When signing as an agent, attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer who should indicate his or her office.

PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE

ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES